Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

by and among:

KIDPIK CORP.,

a Delaware corporation;

KIDPIK MERGER SUB, INC.,

a Delaware corporation;

and

NINA FOOTWEAR CORP.,

a Delaware corporation

Dated as of March 29, 2024

TABLE OF CONTENTS

ARTICLE I. DESCRIPTION OF TRANSACTION		2
1.1	The Merger.	2
1.2	Effects of the Merger.	2
1.3	Closing; Effective Time.	2
1.4	Certificate of Incorporation and Bylaws; Directors and Officers.	3
1.5	Conversion of Shares.	3
1.6	Closing of the Company’s Transfer Books.	5
1.7	Surrender of Certificates.	5
1.8	Appraisal Rights.	7
1.9	Further Action.	7
1.10	Withholding.	7
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
2.1	Due Organization; Subsidiaries.	8
2.2	Organizational Documents.	9
2.3	Authority; Binding Nature of Agreement.	9
2.4	Vote Required.	10
2.5	Non-Contravention; Consents.	10
2.6	Capitalization.	11
2.7	Financial Statements.	12
2.8	Absence of Changes.	13
2.9	Absence of Undisclosed Liabilities.	14
2.10	Title to Assets.	14
2.11	Real Property; Leasehold.	14
2.12	Intellectual Property.	14
2.13	Agreements, Contracts and Commitments.	17
2.14	Compliance; Permits; Restrictions.	20
2.15	Legal Proceedings; Orders.	21
2.16	Tax Matters.	21
2.17	Employee and Labor Matters; Benefit Plans.	24
2.18	Environmental Matters.	28
2.19	Insurance.	28
2.20	No Financial Advisors.	29
2.21	Transactions with Affiliates.	29
2.22	Anti-Bribery.	29
2.23	Recalls.	29
2.24	Accredited Investor Status of Company Stockholders.	30
2.25	Disclaimer of Other Representations or Warranties.	30
2.26	Foreign Corrupt Practice.	30
2.27	No Disqualification Events.	30
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31
3.1	Due Organization; Subsidiaries.	31

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3.2	Organizational Documents.	32
3.3	Authority; Binding Nature of Agreement.	32
3.4	Vote Required.	32
3.5	Non-Contravention; Consents.	33
3.6	Capitalization.	34
3.7	SEC Filings; Financial Statements.	36
3.8	Absence of Changes.	38
3.9	Absence of Undisclosed Liabilities.	38
3.10	Title to Assets.	38
3.11	Real Property; Leasehold.	39
3.12	Intellectual Property.	39
3.13	Agreements, Contracts and Commitments.	42
3.14	Compliance; Permits; Restrictions.	45
3.15	Legal Proceedings; Orders.	45
3.16	Tax Matters.	46
3.17	Employee and Labor Matters; Benefit Plans.	48
3.18	Environmental Matters.	52
3.19	Insurance.	53
3.20	No Financial Advisors.	53
3.21	Transactions with Affiliates.	53
3.22	Anti-Bribery.	53
3.23	Valid Issuance.	53
3.24	Opinion of Financial Advisor.	53
3.25	No Merger Sub Activity.	54
3.26	Recalls.	54
3.27	Disclaimer of Other Representations or Warranties.	54
3.28	Foreign Corrupt Practices.	54
3.29	No Disqualification Events.	55
ARTICLE IV. CERTAIN COVENANTS OF THE PARTIES		55
4.1	Operation of Parent’s Business.	55
4.2	Operation of the Company’s Business.	58
4.3	Access and Investigation.	61
4.4	Parent Non-Solicitation.	62
4.5	Company Non-Solicitation.	64
4.6	Notification of Certain Matters.	65
ARTICLE V. ADDITIONAL AGREEMENTS OF THE PARTIES		66
5.1	Proxy Statement.	66
5.2	Company Information Statement; Stockholder Written Consent.	67
5.3	Parent Stockholders’ Meeting.	69
5.4	Regulatory Approvals.	71
5.5	Indemnification of Officers and Directors.	72
5.6	Additional Agreements.	73
5.7	Public Announcement.	74
5.8	Financial Statement Assistance .	75
5.9	Listing.	75

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5.10	Tax Matters.	75
5.11	Directors and Officers.	76
5.12	Termination of Certain Agreements and Rights.	76
5.13	Section 16 Matters.	76
5.14	Allocation Certificates.	76
5.15	Company Financial Statements.	77
5.16	Takeover Statutes.	77
5.17	Stockholder Litigation.	77
5.18	Solvency.	78
5.19	Obligations of Merger Sub and Parent.	78
5.20	Name and Symbol Change.	78
5.21	Restricted Stock; Legending of Certificates.	78
ARTICLE VI. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		79
6.1	No Restraints.	79
6.2	Stockholder Approval.	79
6.3	Listing.	79
6.4	Exemption From Registration.	79
6.5	Closing Conditions.	79
6.6	Litigation.	80
6.7	No Material Adverse Change.	80
6.8	SEC Reports.	80
6.9	Fairness Opinion.	80
ARTICLE VII. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		81
7.1	Accuracy of Representations.	81
7.2	Performance of Covenants.	81
7.3	Documents.	81
7.4	No Company Material Adverse Effect.	82
7.5	Termination of Investor Agreements.	82
7.6	Dissenting Shares.	82
7.7	Forgiveness or Elimination of Company Debt.	82
7.8	Company Stockholders As Accredited Investors; Compliance with Section 4(a)(2) and/or Rule 506.	82
ARTICLE VIII. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		82
8.1	Accuracy of Representations.	82
8.2	Performance of Covenants.	83
8.3	Documents.	83
8.4	No Parent Material Adverse Effect.	84
ARTICLE IX. TERMINATION		84
9.1	Termination.	84
9.2	Effect of Termination.	86

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9.3	Expenses; Termination Fees.	86
ARTICLE X. MISCELLANEOUS PROVISIONS		89
10.1	Non-Survival of Representations and Warranties.	89
10.2	Amendment.	90
10.3	Waiver.	90
10.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission.	90
10.5	Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL.	91
10.6	Attorneys’ Fees.	91
10.7	Assignability.	91
10.8	Notices.	91
10.9	Cooperation.	92
10.10	Severability.	92
10.11	Other Remedies; Specific Performance.	93
10.12	No Third Party Beneficiaries.	93
10.13	Construction.	93
10.14	Equitable Adjustment.	94
10.15	Special Committee Approval.	94

Exhibits:

Exhibit A	Certain Definitions
Exhibit B	Form of Stockholder Representation Agreement

iv

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 29, 2024, by and among KIDPIK CORP., a Delaware corporation (“Parent”), KIDPIK MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and NINA FOOTWEAR CORP., a Delaware corporation (the “Company”).

Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

B. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and by executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

C. The Parent Board, acting upon the unanimous recommendation of a special committee (the “Special Committee”) thereof consisting only of independent and disinterested directors (such recommendation of the Special Committee, the “Special Committee Recommendation”), has Unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and other actions contemplated by this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters (as defined in Section 5.3(a)).

D. The Merger Sub Board has unanimously (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has Unanimously (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters (as defined in Section 5.2(a)).

F. It is expected that, within three (3) Business Days after the Proxy Statement has Cleared Comments (as defined in Section 5.1(a)), the holders of shares of Company Capital Stock sufficient to approve the Company Stockholder Matters as required under the DGCL and the Company’s Organizational Documents will execute and deliver an action by written consent in a form mutually agreed between the Parent and the Company (the “Company Stockholder Written Consent”).

G. Each Party acknowledges and agrees that the Contemplated Transactions involve related party transactions, including, but not limited to, interested party transactions falling within the scope of Section 144 of DGCL (collectively, “Related Party Transactions”) which means any transaction or series of transactions in which each of the Parties, their officers, directors, affiliates and any related party has a direct or indirect material interest in the Contemplated Transactions and as such, those Related Party Transactions present a heightened risk of conflicts of interest. The Parties acknowledge and confirm that such Related Party Transactions and potential conflicts of interest have been fully disclosed and each Party has had the opportunity to ask questions with respect to such conflicts of interest and to the fullest extent permitted by law the Parties have explicitly and fully waived any such conflict of interest.

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

ARTICLE I.

 DESCRIPTION OF TRANSACTION

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger.The Merger shall have the effects set forth in this Agreement, the Certificate of Merger (as defined in Section 1.3) and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, the consummation of the Merger (the “Closing”) shall take place remotely on the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE VI, ARTICLE VII and ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of acceptance for filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified in Section 1.4(a)), until thereafter amended as provided by the DGCL and such bylaws;

(d) the directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 5.11 of the Parent Disclosure Schedule, or such other persons as shall be mutually agreed upon by Parent and the Company; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the same directors and officers as Parent.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i) all shares of Company Capital Stock held as treasury stock by the Company or held or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Company Common Stock (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares (as defined in Section 1.8) outstanding immediately prior to the Effective Time shall be automatically converted solely into the right to receive a number of shares of Parent Common Stock multiplied by the Company Common Stock Exchange Ratio.

(b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock at the Effective Time will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement in accordance with its terms.

(c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and instead, and in lieu of such fraction of a share, any factional shares of Parent Common Stock which would otherwise be issuable to any stockholder of the Company as a result of the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder), shall be rounded up to the nearest whole share of Parent Common Stock.

(d) Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate or book-entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) If, between the time of calculating the Company Common Stock Exchange Ratio and the Effective Time, the outstanding shares of Company Capital Stock or Parent Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the Company Common Stock Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock and Parent Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates or book-entry shares representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (defined below in Section 1.7) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.7.

1.7 Surrender of Certificates.

(a) At the Effective Time, Parent shall deposit with ClearTrust, LLC (the “Exchange Agent”): evidence of book-entry shares representing the Parent Common Stock issuable pursuant to Section 1.5(a). The Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of any Company Stock Certificates shall be effected, and risk of loss and title to such Company Stock Certificates shall pass, only upon proper delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of any Company Stock Certificates, or uncertificated shares of Company Capital Stock, in exchange for shares of Parent Common Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (including a properly completed IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable): (A) the holder of such Company Capital Stock shall be entitled to receive in exchange therefor shares representing the Merger Consideration (in a number of whole shares of Parent Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a)); and (B) such Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate. In the event of a transfer of ownership of a Company Stock Certificate that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. The Merger Consideration and any dividends or other distributions as are payable pursuant to Section 1.7(c) shall be deemed to have been in full satisfaction of all rights pertaining to Company Capital Stock formerly represented by such Company Stock Certificates.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, or provides an affidavit of loss, theft or destruction in lieu thereof in accordance with this Section 1.7 (at which time (or, if later, on the applicable payment date) such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Parent shall not be obligated to deliver Parent Common Stock to any former holder of Company Capital Stock as a result of the Merger until such holder surrenders such documentation and information as described in Section 1.5(b) and delivers the Stockholder Representation Agreement, which Company acknowledges and agrees is a condition to effecting the issuance of Parent Common Stock as a private placement pursuant to Section 4(a)(2) of the Securities Act and that Parent will be relying upon the representations made by each stockholder of the Company in the applicable Stockholder Representation Agreement in connection with the issuance of Parent Common Stock to such stockholder.

(e) Any portion of the Exchange Fund that remains undistributed to holders of Company Capital Stock as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates or followed the procedure in lieu thereof in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(f) No Party shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

1.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 1.5 and 1.7.

(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

1.9 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company or in the name of the Surviving Corporation and otherwise) to take such action at the cost and expense of the Parent or Surviving Corporation.

1.10 Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as such Party or the Exchange Agent reasonably determines it is required to deduct and withhold under the Code or any other Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Body, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. To the extent it is determined that any such deduction or withholding is required in respect of payment to a holder of Company Capital Stock (other than by reason of failure of such holder to provide an IRS Form W-9 or appropriate IRS Form W-8 with the letter of transmittal in accordance with Section 1.7(b)), the Parties shall use commercially reasonable efforts (including using commercially reasonable efforts to cause the Exchange Agent) (x) to notify the Person in respect of which such deduction or withholding is being made and (y) to the extent permitted by applicable Law, cooperate with such Person to the extent reasonably requested to establish an exemption or reduction of, or otherwise minimize, such deduction and withholding.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.13(i), except as set forth in the written disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”, which shall be deemed to include all material and information delivered to Parent in response to the Parent’s due diligence checklist, whether or not specifically included on a schedule), the Company, to the Company’s Knowledge, represents and warrants to Parent and Merger Sub as follows:

2.1 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each of the foregoing cases, where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for Nina (China) Corp. and Nina Footwear Limited, and neither the Company, Nina (China) Corp. nor Nina Footwear Limited, owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity, except for the Company’s control of Nina (China) Corp. and Nina Footwear Limited. Each of Company’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Company Material Adverse Effect.

(d) Neither Company nor any of its Subsidiaries has, is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity.

(e) Neither Company nor any of its Subsidiaries owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other entity, except as described in subsection (c), above.

(f) Neither Company nor any of its Subsidiaries have agreed or are obligated to make, or are bound by any Contract under which they may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Company nor any of its Subsidiaries have, at any time, been a general partner of, or have otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

2.2 Organizational Documents. The Company has made available to Parent accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the date of this Agreement. Neither Company nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents in any material respect.

2.3 Authority; Binding Nature of Agreement.

(a) The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required Company Stockholder Vote (defined below in Section 2.4), to perform their obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board (at a meeting duly called and held or by written consent in lieu of a meeting) has Unanimously: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to approve the Company Stockholder Matters.

(b)  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.4 Vote Required. The affirmative vote (or written consent) of a majority of the outstanding Company Capital Stock (the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

2.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of the Company or any of its Subsidiaries;

(ii) contravene, conflict with or result in a violation of, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject, except as would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect;

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, except as would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract (defined below under Section 2.13); (B) receive any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract solely as a result of the consummation of the Contemplated Transactions; (C) accelerate the maturity or performance of any Company Material Contract; or (D) cancel, terminate or modify any term of any Company Material Contract, except as would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Encumbrances), except as would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for (A) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Material Contract, (B) the Required Company Stockholder Vote, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (D) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws, neither the Company nor any of its Subsidiaries was, is or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.

(c) The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

2.6 Capitalization.

(a) The authorized Company Capital Stock as of the date of this Agreement consists of (i) 10,000 shares of Company Common Stock, of which 2,320 shares have been issued and 2,320 shares are outstanding as of the date of this Agreement. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each record holder of issued and outstanding Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder. Section 2.6(a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, each record holder of issued and outstanding capital stock of each Subsidiary of the Company and the number and type of shares of capital stock held by such holder.

(b) All of the outstanding shares of Company Common Stock and capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in the Investor Agreements, none of the outstanding shares of Company Capital Stock or shares of capital stock of the Company’s Subsidiaries, are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock or shares of capital stock of the Company’s Subsidiaries, are subject to any right of first refusal in favor of the Company or any Subsidiary. The issuance and exchange of the Merger Consideration will not obligate the Company to issue shares of Company Capital Stock or other securities to any Person and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no outstanding securities or instruments of the Company or any of its Subsidiaries with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument (other than any proportionate adjustment as a result of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction). Except as contemplated herein and in the Investor Agreements, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock or shares of capital stock of the Company’s Subsidiaries. The Company and each of its Subsidiaries are not under any obligation, nor are they bound by any Contract, pursuant to which they may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock, shares of capital stock of the Company’s Subsidiaries, or other securities.

(c) The Company and each of its Subsidiaries do not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.

(d) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e) All outstanding shares of Company Common Stock and other securities of the Company and each of its Subsidiaries have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

2.7  Financial Statements.

(a) Section 2.7(a) of the Company Disclosure Schedules includes true and complete copies of (i) the Company’s audited balance sheets at December 31, 2022 and 2021, together with related audited statements of operations, stockholders’ equity and cash flows, and notes thereto, of the Company for the fiscal years then ended and (ii) the Company Unaudited Interim Balance Sheet, together with the unaudited statements of operations, stockholders’ equity and cash flows of the Company for the period reflected in the Company Unaudited Interim Balance Sheet (collectively, the “Company Financials”). The Company Financials were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financials and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are material in amount) and fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) The Company and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements in conformity with GAAP and to maintain accountability of the Company’s and each of its Subsidiaries’ assets; (iii) access to the Company’s and each of its Subsidiaries assets are permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s and each of its Subsidiaries’ assets are compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other payables are recorded accurately, and proper and adequate procedures are implemented to effect the collection or payment thereof on a current and timely basis. The Company and each of its Subsidiaries maintain internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The Company has no securitization transactions and “off-balance sheet arrangements” (as described in Instruction 8 to Item 303(b) of Regulation S-K as promulgated under the Securities Act) effected by the Company and each of its Subsidiaries since January 1, 2023.

(d) Since January 1, 2023, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer or Controller of the Company or any of its Subsidiaries, the Company Board or any committee thereof or any board or committee of any Subsidiary. Since January 1, 2021, the Company and each of its Subsidiaries have not identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company or its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company or its Subsidiaries, the Company’s or any Subsidiary management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary, or (iii) any claim or allegation regarding any of the foregoing.

2.8 Absence of Changes.

(a) Between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company and each of its Subsidiaries have conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any action, event or occurrence that would have required the consent of Parent pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

(b) Between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, there has not been any Company Material Adverse Effect.

2.9 Absence of Undisclosed Liabilities. As of the date of this Agreement, the Company and each of its Subsidiaries does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each, a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company and its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $62,500 in the aggregate; (c) Liabilities for performance of obligations of the Company or its Subsidiaries’ under Company Contracts which have not resulted from a breach of such Company Contracts, breach of warranty, tort, infringement or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities described in Section 2.9 of the Company Disclosure Schedule; and (f) Liabilities incurred in the Ordinary Course of Business consistent with past practices.

2.10 Title to Assets. Except as described on Section 2.10 of the Company Disclosure Schedule, the Company and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company and each of its Subsidiaries subject to increase and decrease since the date of the Company Unaudited Balance Sheet in the Ordinary Course of Business. All of such assets are owned or, in the case of leased assets, leased by the Company and each of its Subsidiaries, free and clear of any Encumbrances, other than Permitted Encumbrances and as described on Section 2.10 of the Company Disclosure Schedule.

2.11 Real Property; Leasehold. The Company and each of its Subsidiaries do not own and have never owned any real property. Section 2.11 of the Company Disclosure Schedule sets forth all real properties with respect to which the Company or any of its Subsidiaries directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries, and the Company has made available to Parent copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the other party thereto, thereunder. The Company’s and its Subsidiaries’ use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company and each of its Subsidiaries have exclusive possession of each such leased property and have not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property, is free and clear of all Encumbrances other than Permitted Encumbrances.

2.12 Intellectual Property.

(a) Section 2.12(a) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of Registered IP owned in whole or in part by the Company and each of its Subsidiaries (the “Company Owned Registered IP”). Each of the patents and patent applications included in the Company Owned Registered IP identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. (A) The Company Owned Registered IP, other than any pending application, is subsisting and, to the Company’s Knowledge, valid and enforceable; (B) none of the Company Owned Registered IP has been withdrawn, cancelled or abandoned; and (C)  to the Company’s Knowledge, all application, registration, issuance, renewal and/or maintenance fees due for the Company Owned Registered IP having a due date on or before the date of this Agreement have been paid in full, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Company Owned Registered IP. To the Company’s Knowledge, with respect to each item of Company Owned Registered IP, neither the Company, any of its Subsidiaries, nor its counsel has misrepresented, or failed to disclose, any material facts or circumstances in any application for any Company Owned Registered IP or during the prosecution thereof that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Company Owned Registered IP. As of the date of this Agreement, no interference, opposition, cancellation, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Company’s Knowledge, threatened, in which the scope, validity, enforceability or ownership of any Company Owned Registered IP is being or has been contested or challenged.

(b) The Company and each of its Subsidiaries own all right, title and interest in and to all Company IP, free and clear of all Encumbrances (except for pervasive liens or encumbrances given as part of institutional lending or lines of credit, including UCC-1 filings, and the like) other than Permitted Encumbrances and, to the Company’s Knowledge, have the right, pursuant to a Company In-bound License (as defined below in Section 2.12(d)) to use all other material Intellectual Property Rights used by the Company and each of its Subsidiaries in its business as currently conducted. To the Company’s Knowledge, the Company IP and the material Intellectual Property Rights exclusively licensed to the Company and each of its Subsidiaries pursuant to a Company In-bound License (defined in Section 2.12(d))(the “Company In-Licensed IP”) are all the Intellectual Property Rights necessary to operate the business of the Company and each of its Subsidiaries as currently conducted and as proposed to be conducted as of the date of this Agreement. Section 2.12(b) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of Company In-Licensed IP that constitutes Registered IP (the “Company In-Licensed Registered IP”). To the Company’s Knowledge, (A) the Company In-Licensed Registered IP, other than any pending application, is subsisting and valid and enforceable; (B) none of the Company In-Licensed Registered IP has been withdrawn, cancelled or abandoned; and (C)  to the Company’s Knowledge, all application, registration, issuance, renewal and maintenance fees due for the Company In-Licensed Registered IP having a due date on or before the date of this Agreement have been paid in full, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Company In-Licensed Registered IP. To the Company’s Knowledge, with respect to each item of Company In-Licensed Registered IP, no licensor of any Company In-Licensed Registered IP nor anyone acting on such licensor’s behalf has misrepresented, or failed to disclose, any material facts or circumstances in any application for any Company In-Licensed Registered IP or during the prosecution thereof that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Company In-Licensed Registered IP. To the Company’s Knowledge, as of the date of this Agreement, no interference, opposition, cancellation, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Company’s Knowledge, threatened, in which the scope, validity, enforceability or ownership of any Company In-Licensed Registered IP is being or has been contested or challenged. No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP, and each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company and each of its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all of such Company Associate’s rights in such Company IP to the Company and each of its Subsidiaries (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s and each of its Subsidiaries ownership or use thereof) and confidentiality provisions protecting the Company IP, which, to the Company’s Knowledge, has not been breached by such Company Associate. Without limiting the foregoing, the Company and each of its Subsidiaries have taken commercially reasonable steps to protect, maintain and enforce all Company IP and Company In-Licensed IP (to the extent that the Company has the right to maintain and enforce such Company In-Licensed IP), including the secrecy, confidentiality and value of trade secrets and other confidential information therein, and, to the Company’s Knowledge, there have been no unauthorized disclosures of any Company IP or Company In-Licensed IP. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will cause: (i) the Company or any of its Subsidiaries to grant to any third party any rights in or to any Company IP or Company In-Licensed IP beyond those rights granted by the Company or any of its Subsidiaries to any such Company IP owned by it or Company In-Licensed IP licensed to it under the terms of any Company Material Contract regardless of this Agreement or the Contemplated Transactions, (ii) the Company or any of its Subsidiaries to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business beyond those restrictions that the Company or any of its Subsidiaries is bound by or subject to under the terms of any Company Material Contract regardless of this Agreement or the Contemplated Transactions, or (iii) the Company or any of its Subsidiaries to be obligated to pay any payments of any kind to any Person with respect to Intellectual Property Rights of such Person other than those payable pursuant to any Company Material Contracts by the Company or any of its Subsidiaries regardless of this Agreement or the Contemplated Transactions.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Company IP, to the Company’s Knowledge, or any Company In-Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company IP or Company In-Licensed IP or the right to receive royalties or other consideration for the practice of such Company IP or Company In-Licensed IP.

(d) Section 2.12(d) of the Company Disclosure Schedule sets forth each Contract pursuant to which the Company or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company or any of its Subsidiaries in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or any material Intellectual Property Right licensed to the Company or any of its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”) (provided that, Company In-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company or any of its Subsidiaries; and Company Out-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company or any of its Subsidiaries). Neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company In-bound License or Company Out-bound License has breached or is in breach of any of its obligations under any Company In-bound License or Company Out-bound License.

(e) To the Company’s Knowledge: (i) the operation of the business of the Company and each of its Subsidiaries as currently conducted does not infringe any valid and enforceable issued or granted Registered IP or misappropriate or otherwise violate any other issued or granted Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or any Company In-Licensed IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to the Company’s Knowledge, is threatened) (A) against the Company or any of its Subsidiaries alleging that the operation of the businesses of the Company infringes or constitutes the misappropriation or other violation of any issued or granted Intellectual Property Rights of another Person or (B) by or on behalf of the Company or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of the Company IP or any Company In-Licensed IP. Other than as set forth on Section 2.12(e) of the Company’s Disclosure Schedule, since January 1, 2020, the Company and each of its Subsidiaries have not received any written notice or other written communication alleging that the operation of the business of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any issued or granted Intellectual Property Right of another Person.

(f) Other than as set forth on Section 2.12(f), none of the Company IP or, to the Company’s Knowledge, Company In-Licensed IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company IP or Company In-Licensed IP or otherwise would, to the Company’s Knowledge, reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Company IP or Company In-Licensed IP.

(g) To the Company’s Knowledge, the Company and each of its Subsidiaries, in the operation of their business, is in substantial compliance with all applicable Laws pertaining to data privacy and data security of any personally identifiable information and sensitive business information (collectively, “Sensitive Data”). To the Company’s Knowledge, since January 1, 2020, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company or any of its Subsidiaries, (ii) no violations of any security policy of the Company or any of its Subsidiaries regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of the Company or any of its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries, or a contractor or agent acting on behalf of the Company or any of its Subsidiaries, in each case of clauses (i) through (iv).

(h) The Company and each of its Subsidiaries is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that, to the Company’s Knowledge, would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP or Company In-Licensed IP.

2.13 Agreements, Contracts and Commitments.

(a) Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement affecting more than $50,000 of value or consideration, unless otherwise stated (other than any Company Benefit Plans) (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act);

(ii) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business.

(iii) each Company Contract containing (A) any covenant limiting the freedom of the Company or any of its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision, (D) any agreement to purchase minimum quantity of goods or services, or (E) any material non-solicitation provisions applicable to the Company or any of its Subsidiaries;

(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $62,500 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $62,500 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(vii) each Company Contract requiring payment by or to the Company or any of its Subsidiaries after the date of this Agreement in excess of $62,500 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B)  any dealer, distributor, joint marketing, alliance, joint venture, cooperation, collaboration, development or other agreement currently in force under which the Company or any of its Subsidiaries have continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or such Subsidiaries; or (C) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Contracts entered into in the Ordinary Course of Business;

(viii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company or any of its Subsidiaries in connection with the Contemplated Transactions;

(ix) each Company Real Estate Lease;

(x) each Company Contract with any Governmental Body;

(xi) each Company Out-bound License and Company In-bound License;

(xii)  each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company;

(xiii) each Company Contract relating to the future payment of any money to any Person in excess of $62,500 in aggregate;

(xiv) each Company Contract entered into within the last two fiscal years, or which continues to be binding on the Company as of the date of this Agreement, which be disclosable pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act (assuming the Company was subject to the public reporting requirements of the Exchange Act);or

(xv) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or any of its Subsidiaries and (A) which involves payment or receipt by the Company or any of its Subsidiaries after the date of this Agreement under any such Contract of more than $62,500 in the aggregate or (B) that is material to the business or operations of the Company.

(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. As of the date of this Agreement, none of the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to the Company, any of its Subsidiaries or their business or operations. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract.

2.14 Compliance; Permits; Restrictions.

(a) The Company and each of its Subsidiaries is, and since January 1, 2022, have been, in compliance in all material respects with all applicable Laws, including, but not limited to, the United States Federal Trade Commission (“FTC”), the Consumer Products Safety Commission (“CPSC”), the Consumer Product Safety Improvement Act (“CPSIA”), and regulations adopted thereunder and any other similar Law administered or promulgated by the FTC, CPSC, CPSIA, or other comparable Governmental Body responsible for regulation of the development, manufacturing, sale, marketing, distribution of clothing, merchandise and accessories (each, a “Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company or any of its Subsidiaries. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s or any of its Subsidiaries’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) The Company and each of its Subsidiaries holds all required Governmental Authorizations which are material to the operation of the business of the Company and each of its Subsidiaries as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company and each of its Subsidiaries (as applicable) holds all right, title and interest in and to all Company Permits free and clear of any Encumbrance. The Company and each of its Subsidiaries is in material compliance with the terms of the Company Permits (as applicable). No Legal Proceeding is pending or, to the Company’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially similar to those enjoyed by the Company and each of its Subsidiaries (as applicable) as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Company’s Knowledge, threatened with respect to an alleged material violation by the Company or any of its Subsidiaries of the FTC, CPSC, CPSIA, regulations adopted thereunder or any other similar Law administered or promulgated by any Regulatory Agency.

(d) The Company and each of its Subsidiaries is not currently conducting or addressing, and to the Company’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls.

(e) The Company and each of its Subsidiaries have made available to Parent true and complete copies of all material notices, correspondence or other communications received by the Company and each of its Subsidiaries from any Regulatory Agency, if any.

(f) No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their officers, employees or agents.

2.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding affecting $62,500 or more of damages or liability, and no Persons have threatened to commence any Legal Proceeding affecting an aggregate of $62,500 or more of damages or liability: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since January 1, 2022, no Legal Proceeding has been pending against the Company or any of its Subsidiaries that resulted in material liability to the Company or any of its Subsidiaries.

(c) There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject affecting $62,500 or more of damages or liability. To the Company’s Knowledge, no officer or other employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

2.16 Tax Matters.

(a) The Company and each of its Subsidiaries have filed all material income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Company or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that the Company or such Subsidiary is subject to taxation by that jurisdiction.

(b) All material income and other material Taxes due and owing by the Company or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Balance Sheet. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All material Taxes that the Company or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, equityholders, lenders, customers or other third parties and, have been paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(e) No material deficiencies for income or other material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) have waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Neither the Company nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) material change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) material use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.

(i) Neither the Company nor any of its Subsidiaries have ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common Company of which is the Company) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither the Company nor any of its Subsidiaries have any Liability for any material Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) Neither the Company nor any of its Subsidiaries, other than Nina (China) Corp. and Nina Footwear Limited, (i) are a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) other than in connection with Nina (China) Corp. and Nina Footwear Limited, neither the Company nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither the Company nor any of its Subsidiaries have participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l) Neither the Company nor any of its Subsidiaries have taken any action, nor, to Company’s Knowledge, is there any fact, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment (defined below in Section 5.10).

(m) Except as disclosed in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment or Tax reporting obligations of the Company and its Affiliates (including the Company) after the Closing Date.

For purposes of this Section 2.16, each reference to the Company shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Section 2.17(a) of the Company Disclosure Schedule of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Company Benefit Plans, including, each Company Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Company Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on the Company’s standard form that may be terminated without notice and with no penalty to the Company or any of its Subsidiaries and other than compensatory equity award agreements made pursuant to the Company’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (other than regular salary or wages) (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or Company ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries have any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Section 414 of the Code with any other person).

(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to the Company, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports on Form 5500 and all schedules thereto, (v) the most recent IRS determination, opinion or advisory letter, (vi) the three most recent nondiscrimination testing reports, actuarial reports, and financial statements, (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body audits or investigations since January 1, 2020, (viii) each written report constituting a valuation of Company Capital Stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by Company or by an outside, third-party valuation firm, and (ix) all material written materials provided to employees or participants relating to the amendment, termination, establishment, or increase or decrease in benefits under any Company Benefit Plan.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust, except that sometimes the Company has not met the qualification requirements.

(e) None of Company, any of its Subsidiaries nor any Company ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, or has within the past six (6) years sponsored, maintained, contributed to, or been required to contribute to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and none of the Company or any of its ERISA Affiliates have, within the preceding six (6) years, incurred a complete or partial withdrawal from any “multiemployer plan” or otherwise incurred any liability under Section 4202 of ERISA.

(f) There are no pending audits or investigations by any Governmental Body involving any Company Benefit Plan, and no pending or, to Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Company nor any Company ERISA Affiliate has any liability for any unpaid contributions with respect to any Company Benefit Plan (other than contributions which may continue to be accrued in the Ordinary Course of Business).

(g) None of the Company, any of its Subsidiaries or any Company ERISA Affiliates, nor, to the Company’s Knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, any of its Subsidiaries or Company ERISA Affiliates or the Company to a Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides (i) death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law or (ii) death or retirement benefits under a Company Benefit Plan qualified under Section 401(a) of the Code, and neither the Company, any of its Subsidiaries nor any Company ERISA Affiliates have made a written or oral representation promising the same.

(i) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of the Company or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan, or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k) To the Company’s Knowledge, each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code.

(l)  No Person has any “gross up” agreements with the Company or any of its Subsidiaries or other assurance of reimbursement or compensation by Company or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m) The Company does not have any Company Benefit Plan that is maintained for service providers located outside of the United States.

(n) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s Knowledge, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.

(o) The Company and each of its Subsidiaries is, and since January 1, 2022, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, with respect to employees of the Company or any of its Subsidiaries, each of the Company and its Subsidiaries, since January 1, 2022: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits, administrative matters or other Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries relating to any current or former employee, applicant for employment, consultant, employment agreement or Company Benefit Plan (other than routine claims for benefits). All employees of the Company and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance, except to any severance payments that may have voluntarily been paid by the Company prior to the date of this Agreement.

(p) Except as would not be reasonably likely to result in a material liability to the Company or any of its Subsidiaries, with respect to each individual who currently renders services to the Company or any of its Subsidiaries, the Company and each of its Subsidiaries have accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, the Company and each of its Subsidiaries have accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Company nor any of its Subsidiaries have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(q) There is not and has not been since January 1, 2022, nor is there or has there been since January 1, 2022, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to the Company’s Knowledge, any union organizing activity, against the Company or any of its Subsidiaries. No event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(r)  Section 2.17(r) of the Company Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, setting forth for each employee his or her position or title, and date of hire.

2.18 Environmental Matters. The Company and each of its Subsidiaries are in compliance, and since January 1, 2022, have complied, with all applicable Environmental Laws, which compliance includes the possession by Company and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received since January 1, 2022, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to the Company’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, no current or (during the time a prior property was leased or controlled by Company or any of its Subsidiaries) prior property leased or controlled by the Company or any of its Subsidiaries have had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries pursuant to any applicable Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by any applicable Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

2.19 Insurance. Company has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Company and each of its Subsidiaries as of the date of this Agreement. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither Company nor any of its Subsidiaries have received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed the Company or any of its Subsidiaries of its intent to do so.

2.20 No Financial Advisors. Except as set forth in Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

2.21 Transactions with Affiliates.

(a) Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement or as set forth in Section 2.21(a) of the Company Disclosure Schedule, there are no material transactions or relationships, since January 1, 2021, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (i) executive officer or director of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the outstanding Company Capital Stock or any of its Subsidiaries’ capital stock or (iii) to the Company’s Knowledge, any “related person” (within the meaning of Item 404 of Regulation S-K as promulgated under the Securities Act) of any such executive officer, director or equityholder (other than the Company) in the case of each of clauses (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K as promulgated under the Securities Act (assuming the Company and each of its Subsidiaries was subject to the public reporting requirements of the Exchange Act).

(b) Section 2.21(b) of the Company Disclosure Schedule lists each stockholders’ agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the Company and any holders of the Company Capital Stock and/or capital stock of any Subsidiary, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Investor Agreements”).

2.22 Anti-Bribery. None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). Neither the Company nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

2.23 Recalls. Except as disclosed on Section 2.23 of the Company Disclosure Schedule, since January 1, 2022, the Company and its Subsidiaries have not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product (each reference to which shall include any Products of any Company Subsidiary). The Company is not aware of any facts which would reasonably be expected to result in (i) the recall, market withdrawal or replacement of any Company Product sold nor intended to be sold by the Company, (ii) a change in the marketing classification or a material change in the labeling of any such Company Products, or (iii) a termination or suspension of the marketing of such Products. No Company Product has ever been the subject of any recall or other similar action of any Governmental Body. Except as disclosed on Section 2.23 of the Company Disclosure Schedule, none of the Company Products is subject to or bound by, any Contract that limits or restricts the ability of any of the Company to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

2.24 Accredited Investor Status of Company Stockholders. All of the stockholders of the Company are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

2.25 Disclaimer of Other Representations or Warranties. Except as previously set forth in this ARTICLE II or in any certificate delivered by the Company to Parent or Merger Sub pursuant to this Agreement, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

2.26 Foreign Corrupt Practice. Since January 1, 2022, neither the Company, nor to the Company’s Knowledge, any agent or other Person acting on behalf of the Company, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA.

2.27 No Disqualification Events. None of the Company or its Subsidiaries, any of their respective predecessors, any director, executive officer, other officer of the Company or its Subsidiaries participating in the Contemplated Transactions, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the entry into this Agreement (each, a “Company Covered Person” and, together, “Company Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company and each of its Subsidiaries have exercised reasonable care to determine whether any Company Covered Person is subject to a Disqualification Event. The Company and each of its Subsidiaries have complied, to the extent applicable, with their respective disclosure obligations under Rule 506(e), and have furnished to the Parent a copy of any disclosures provided thereunder.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 10.13(i), except (a) as set forth in the written disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”, which shall be deemed to include all material and information delivered to Company in response to the Company’s due diligence checklist, whether or not specifically included on a schedule), or (b) except for purposes of Section 3.6 and Section 3.8(b), as disclosed in the Parent SEC Documents filed with, or furnished to, the SEC at least three (3) Business Days prior to the date of this Agreement and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each of the foregoing cases, where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions. Since the date of its incorporation, Merger Sub has not engaged in any activities other than activities incident to its formation or in connection with or as contemplated by this Agreement.

(b) Parent is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c) Parent has no Subsidiaries other than Merger Sub; and Parent does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity, other than Merger Sub.

(d) Neither Parent nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Parent nor any of its Subsidiaries have agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Parent nor any of its Subsidiaries have, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. Parent has made available to the Company accurate and complete copies of the Organizational Documents of Parent and each of its Subsidiaries in effect as of the date of this Agreement. Neither Parent nor any of its Subsidiaries is in breach or violation of its respective Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and, subject, with respect to Parent, to receipt of the Required Parent Stockholder Vote and, with respect to Merger Sub, the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board (at a meeting duly called and held or by written consent in lieu of a meeting), with the recommendation of the Special Committee, has Unanimously: (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders; (ii) authorized, approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and other actions contemplated by this Agreement; and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Parent Stockholder Matters. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder; (y) authorized, approved and declared advisable this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub votes to approve this Agreement and the Contemplated Transactions.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. (i) The affirmative vote of a majority of the votes cast at a meeting at which there is a quorum is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(i) (the “Required Parent Stockholder Vote”); (ii) the affirmative vote of a majority of the shares eligible to be voted at a meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposal in Section 5.3(a)(ii); and (ii) the affirmative vote of a majority of the votes cast at a meeting at which there is a quorum is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the proposals in Section 5.3(a) other than Sections 5.3(a)(i) and (ii). The affirmative vote (or written consent) of Parent as the sole stockholder of Merger Sub is the only vote (or written consent) of the holders of any class or series of stock of Merger Sub necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Parent Stockholder Vote, the adoption of this Agreement (effective immediately following the execution of this Agreement) by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or any of its Subsidiaries;

(ii)   contravene, conflict with or result in a violation of, any Law or any order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject, except as would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect;

(iii)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries, except as would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect;

(iv)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract; (B) receive any material payment, rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract solely as a result of the consummation of the Contemplated Transactions; (C) accelerate the maturity or performance of any Parent Material Contract; or (D) cancel, terminate or modify any term of any Parent Material Contract, except as would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect; or

(v)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Encumbrances), except as would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for (A) any Consent set forth on Section 3.5 of the Parent Disclosure Schedule under any Parent Material Contract, (B) the Required Parent Stockholder Vote, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (D) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities Laws or pursuant to the rules of Nasdaq, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Contemplated Transactions.

(c) The Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement, and to the consummation of the Contemplated Transactions. No other state Takeover Statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the Contemplated Transactions.

3.6 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (i) 75,000,000 shares of Parent Common Stock, par value $0.001 per share, of which 1,951,638 shares are issued and outstanding as of the close of business on the Reference Date and (ii) 25,000,000 shares of preferred stock of Parent, par value $0.001 per share, of which no shares have been issued and are outstanding as of the date of this Agreement. Parent does not hold any shares of its capital stock in its treasury. As of the date of this Agreement there are no outstanding Parent Warrants.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock are subject to any right of first refusal in favor of Parent. Except as contemplated herein and as set forth in Section 3.6(b)(i) of the Parent Disclosure Schedule, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Except as set forth in Section 3.6(b)(ii) of the Parent Disclosure Schedule, Parent is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. The issuance and exchange of the Merger Consideration will not obligate the Parent to issue shares of Parent Common Stock or other securities to any Person and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no outstanding securities or instruments of the Parent or any of its Subsidiaries with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument (other than any proportionate adjustment as a result of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction).

(c) Except for the Parent Plan and as set forth on Section 3.6(c) of the Parent Disclosure Schedule, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Reference Date, Parent has (i) 673,060 shares of Parent Common Stock available for issuance under the Parent Equity Incentive Plan, of which 82,383 shares have been issued and are currently outstanding, 58,600 shares have been reserved for issuance upon exercise of Parent Options previously granted and currently outstanding under the Parent Equity Incentive Plan, 8,467 shares have been reserved for issuance upon the settlement of Parent RSUs granted under the Parent Equity Incentive Plan that are outstanding as of the close of business on the Reference Date and 523,610 shares remain available for future issuance pursuant to the Parent Equity Incentive Plan. Section 3.6(c) of the Parent Disclosure Schedule sets forth the following information with respect to each Parent Option outstanding as of the Reference Date: (i) the name of the optionee; (ii) the number of shares of Parent Common Stock subject to such Parent Option at the time of grant; (iii) the number of shares of Parent Common Stock subject to such Parent Option as of the Reference Date; (iv) the exercise price of such Parent Option; (v) the date on which such Parent Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the Reference Date; (vii) the date on which such Parent Option expires; and (viii) whether such Parent Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Parent has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Parent has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Parent Plan and any amendments thereto. Section 3.6(c) of the Parent Disclosure Schedule sets forth a list of Parent Options and Parent RSUs that have accelerated vesting.

(d) Except for the Parent Plan, including the Parent Options and the Parent RSUs, and except as set forth on Section 3.6(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(e) All outstanding shares of Parent Common Stock, Parent Options, Parent RSUs, and other securities of Parent have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

3.7 SEC Filings; Financial Statements.

(a) Other than such documents that can be obtained on the SEC’s website at www.sec.gov, Parent has delivered or made available to the Company accurate and complete copies of all Registration Statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since October 6, 2021 (the “Parent SEC Documents”). All material statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the rules of Nasdaq (as the case may be) and, as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

(c) Except as set forth on Section 3.7(c) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable current listing and governance rules and regulations of Nasdaq.

(d) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures designed to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Parent Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting as of December 31, 2022, and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as set forth in the Parent SEC Documents, Parent has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(e) Parent maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f)  To Parent’s Knowledge, Parent’s auditor has at all times since May 18, 2021, been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(g) Since October 6, 2021, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq that has not been disclosed in the Parent SEC Documents. Parent has not disclosed any unresolved comments.

(h) Since January 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

3.8 Absence of Changes.

(a) Except as set forth on Section 3.8 of the Parent Disclosure Schedule, between the date of the Parent Balance Sheet and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Contemplated Transactions) and there has not been any action, event or occurrence that would have required the consent of the Company pursuant to Section 4.1(b) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

(b) Between the date of the Parent Balance Sheet and the date of this Agreement, there has not been any Parent Material Adverse Effect.

3.9 Absence of Undisclosed Liabilities. As of the date of this Agreement, neither Parent nor any of its Subsidiaries have any Liability, individually or in the aggregate, of a type required to be recorded or reflected on Parent’s Balance Sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Parent or any of its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business and which are not in excess of $62,500 in the aggregate; (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts which have not resulted from a breach of such Parent Contracts, breach of warranty, tort, infringement or violation of Law; (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities described in Section 3.9 of the Parent Disclosure Schedule; and (f) Liabilities incurred in the Ordinary Course of Business consistent with past practices.

3.10 Title to Assets. Parent and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet; and (b) all other tangible assets reflected in the books and records of Parent or any of its Subsidiaries as being owned by Parent or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Parent or its applicable Subsidiary free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11 Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property. Section 3.11 of the Parent Disclosure Schedule sets forth all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries, and Parent has made available to the Company copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default by Parent or, to Parent’s Knowledge, the other party thereto, thereunder. Parent’s or its applicable Subsidiary’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and Parent or its applicable Subsidiary has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Encumbrances.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Parent Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of Registered IP owned in whole or in part by Parent or its Subsidiaries (“Parent Owned Registered IP”). Each of the patents and patent applications included in the Parent Owned Registered IP identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. (A) The Parent Owned Registered IP, other than any pending application, is subsisting and, to Parent’s Knowledge, valid and enforceable; (B) none of the Parent Owned Registered IP has been withdrawn, cancelled or abandoned; and (C) all application, registration, issuance, renewal and maintenance fees due for the Parent Owned Registered IP having a due date on or before the date of this Agreement have been paid in full, and all necessary documents and certificates have been filed with the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Parent Owned Registered IP. To Parent’s Knowledge, with respect to each item of Parent Owned Registered IP, neither Parent nor its Subsidiaries nor their respective patent counsel has misrepresented, or failed to disclose, any facts or circumstances in any application for any Parent Owned Registered IP or during the prosecution thereof that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Parent Owned Registered IP. As of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to Parent’s Knowledge, threatened, in which the scope, validity, enforceability or ownership of any Parent Owned Registered IP is being or has been contested or challenged.

(b) Parent or its Subsidiaries solely owns all right, title and interest in and to all Parent IP, free and clear of all Encumbrances other than Permitted Encumbrances and, to Parent’s Knowledge, has the right, pursuant to a Parent In-bound License (as defined below) to use all other material Intellectual Property Rights used by Parent or its Subsidiaries in their respective businesses as currently conducted. To Parent’s Knowledge, the Parent IP and the Intellectual Property Rights licensed to Parent or its Subsidiaries pursuant to a Parent In-bound License (the “Parent In-Licensed IP”) are all the Intellectual Property Rights necessary to operate the business of Parent and its Subsidiaries as currently conducted and as proposed to be conducted as of the date of this Agreement. Section 3.12(b) of the Parent Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of Parent In-Licensed IP that constitutes Registered IP (the “Parent In-Licensed Registered IP”). To Parent’s Knowledge, (A) the Parent In-Licensed Registered IP, other than any pending application, is subsisting and valid and enforceable; (B) none of the Parent In-Licensed Registered IP has been withdrawn, cancelled or abandoned; and (C) all application, registration, issuance, renewal and maintenance fees due for the Parent In-Licensed Registered IP having a due date on or before the date of this Agreement have been paid in full, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Parent In-Licensed Registered IP. To Parent’s Knowledge, with respect to each item of Parent In-Licensed Registered IP, no licensor of any Parent In-Licensed Registered IP nor anyone acting on such licensor’s behalf has misrepresented, or failed to disclose, any facts or circumstances in any application for any Parent In-Licensed Registered IP or during the prosecution thereof that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Parent In-Licensed Registered IP. To Parent’s Knowledge, as of the date of this Agreement, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to Parent’s Knowledge, threatened, in which the scope, validity, enforceability or ownership of any Parent In-Licensed Registered IP is being or has been contested or challenged. No Parent Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Parent IP, and each Parent Associate involved in the creation or development of any material Parent IP, pursuant to such Parent Associate’s activities on behalf of Parent or its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all of such Parent Associate’s rights in such material Parent IP to Parent or its Subsidiaries (without further payment being owed to any such Parent Associate and without any restrictions or obligations on Parent’s or its Subsidiaries’ ownership or use thereof) and confidentiality provisions protecting the Parent IP, which, to Parent’s Knowledge, has not been materially breached by such Parent Associate. Without limiting the foregoing, Parent and its Subsidiaries have taken commercially reasonable steps to protect, maintain and enforce all Parent IP and Parent In-Licensed IP (to the extent that Parent and its Subsidiaries have the right to maintain and enforce such Parent In-Licensed IP), including the secrecy, confidentiality and value of trade secrets and other confidential information therein, and, to Parent’s Knowledge, there have been no unauthorized disclosures of any Parent IP or Parent In-Licensed IP. Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will cause: (i) Parent or any of its Subsidiaries to grant to any third party any rights in or to any Parent IP or Parent In-Licensed IP beyond those rights granted by Parent or any of its Subsidiaries to any such Parent IP owned by them or Parent In-Licensed IP licensed to them under the terms of any Parent Material Contract regardless of this Agreement or the Contemplated Transactions, (ii) Parent or any of its Subsidiaries to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of their business beyond those restrictions that Parent or any of its Subsidiaries is bound by or subject to under the terms of any Parent Material Contract regardless of this Agreement or the Contemplated Transactions, or (iii) Parent or any of its Subsidiaries to be obligated to pay any payments of any kind to any Person with respect to Intellectual Property Rights of such Person other than those payable pursuant to any Parent Material Contracts by Parent or any of its Subsidiaries regardless of this Agreement or the Contemplated Transactions.

(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Parent IP or any Parent In-Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Parent IP or Parent In-Licensed IP or the right to receive royalties or other consideration for the practice of such Parent IP or Parent In-Licensed IP or as set forth in Section 3.12(c) of the Parent Disclosure Schedule.

(d) Section 3.12(d) of the Parent Disclosure Schedule sets forth each Contract pursuant to which Parent or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by Parent or any of its Subsidiaries in its business as currently conducted (each a “Parent In-bound License”) or (ii) grants to any third party a license under any material Parent IP or any material Intellectual Property Right licensed to Parent or any of its Subsidiaries under a Parent In-bound License (each a “Parent Out-bound License”) (provided, that, Parent In-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements, in each case, entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or any of its Subsidiaries; and Parent Out-bound Licenses shall not include material transfer agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses, in each case, entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or any of its Subsidiaries). Neither Parent nor its Subsidiaries nor, to Parent’s Knowledge, any other party to any Parent In-bound License or Parent Out-bound License has breached or is in breach of any of its obligations under any Parent In-bound License or Parent Out-bound License.

(e) To Parent’s Knowledge, (i) the operation of the businesses of Parent and its Subsidiaries as currently conducted does not infringe any valid and enforceable issued or granted Registered IP or misappropriate or otherwise violate any other issued or granted Intellectual Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Parent IP or any Parent In-Licensed IP. As of the date of this Agreement, no Legal Proceeding is pending (or, to Parent’s Knowledge, is threatened) (A) against Parent or any of its Subsidiaries alleging that the operation of the businesses of Parent or its Subsidiaries infringes or constitutes the misappropriation or other violation of any issued or granted Intellectual Property Rights of another Person or (B) by Parent or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Parent IP or any Parent In-Licensed IP. Since January 1, 2020, neither Parent nor any of its Subsidiaries have received any written notice or other written communication alleging that the operation of the businesses of Parent or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any issued or granted Intellectual Property Right of another Person.

(f) None of the Parent IP or, to Parent’s Knowledge, Parent In-Licensed IP is subject to any pending or outstanding injunction, directive, order, decree, settlement, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by Parent or any of its Subsidiaries of any such Parent IP or Parent In-Licensed IP or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Parent IP or Parent In-Licensed IP.

(g) To Parent’s Knowledge, Parent and its Subsidiaries in the operation of their businesses are in substantial compliance with all applicable Laws pertaining to data privacy and data security of Sensitive Data. To Parent’s Knowledge, since January 1, 2020, there have been (i) no material losses or thefts of data or security breaches relating to Sensitive Data used in the business of Parent or its Subsidiaries, (ii) no violations of any security policy of Parent or its Subsidiaries regarding any such Sensitive Data, (iii) no unauthorized access or unauthorized use of any Sensitive Data used in the business of Parent or its Subsidiaries and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of Parent or its Subsidiaries or a contractor or agent acting on behalf of Parent or its Subsidiaries, in each case of clauses (i) through (iv).

(h) None of Parent or its Subsidiaries is now nor has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate Parent or any of its Subsidiaries to grant or offer to any other Person any license or right to any Parent IP or Parent In-Licensed IP.

3.13 Agreements, Contracts and Commitments.

(a) Section 3.13 of the Parent Disclosure Schedule lists the following Parent Contracts in effect as of the date of this Agreement (other than any Parent Benefit Plan) (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) each Parent Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(iii) each Parent Contract containing (A) any covenant limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision, (D) any agreement to purchase a minimum quantity of goods or services, or (E) any material non-solicitation provisions applicable to Parent or any of its Subsidiaries;

(iv) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $62,500 pursuant to its express terms and not cancelable without penalty;

(v) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $62,500 or creating any material Encumbrances with respect to any assets of Parent or any of its Subsidiaries or any loans or debt obligations with officers or directors of Parent or any of its Subsidiaries;

(vii) each Parent Contract requiring payment by or to Parent or any of its Subsidiaries after the date of this Agreement in excess of $62,500 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, collaboration, development or other agreement currently in force under which Parent or any of its Subsidiaries have continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or any of its Subsidiaries have continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by Parent or any of its Subsidiaries; or (C) any Contract to license any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Parent or any of its Subsidiaries, in each case, except for Contracts entered into in the Ordinary Course of Business;

(viii)   each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions;

(ix) each Parent Real Estate Lease;

(x) each Parent Contract with any Governmental Body;

(xi) each Parent Out-bound License and Parent In-bound License;

(xii) each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent or any of its Subsidiaries; and

(xiii) any other Parent Contract that is not terminable at will (with no penalty or payment) by Parent or its Subsidiaries, as applicable, and (A) which involves payment or receipt by Parent or its Subsidiaries after the date of this Agreement under any such Contract of more than $62,500 in the aggregate, or (B) that is material to the business or operations of Parent and its Subsidiaries, taken as a whole.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. As of the date of this Agreement, none of Parent, any of its Subsidiaries or, to Parent’s Knowledge, any other party to a Parent Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Parent Material Contract in such manner as would permit any other party to cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to Parent or its business or operations. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent or any of its Subsidiaries under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

3.14 Compliance; Permits; Restrictions.

(a) Parent and each of its Subsidiaries are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Laws, including the FTC, CPSC, and CPSIA, and regulations adopted thereunder and any other similar Law administered or promulgated by the FTC, CPSC, CPSIA, or other Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Parent. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Parent and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Parent and its Subsidiaries as currently conducted (the “Parent Permits”). Section 3.14(b) of the Parent Disclosure Schedule identifies each Parent Permit. Parent and its Subsidiaries hold all right, title and interest in and to all Parent Permits free and clear of any Encumbrance. Parent and each of its Subsidiaries are in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to Parent’s Knowledge, threatened, which seeks to revoke, limit, suspend, or materially modify any Parent Permit. The rights and benefits of each Parent Permit will be available to Parent and its Subsidiaries immediately after the Effective Time on terms substantially similar to those enjoyed by Parent and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to Parent’s Knowledge, threatened with respect to an alleged material violation by Parent or any of its Subsidiaries of the FTC, CPSC, or CPSIA, or any regulations adopted thereunder, or any other similar Law administered or promulgated by any Regulatory Agency.

(d) Parent is not currently conducting or addressing, and to Parent’s Knowledge there is no basis to expect that it will be required to conduct or address, any corrective actions, including, without limitation, product recalls.

(e) Parent and its Subsidiaries have made available to Company true and complete copies of all material notices, correspondence or other communications received by the Parent and each of its Subsidiaries from any Regulatory Agency, if any.

(f) No debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, to Parent’s Knowledge, threatened against Parent, any of its Subsidiaries or any of their respective officers, employees or agents.

3.15 Legal Proceedings; Orders.

(a) As of the date of this Agreement, there is no pending Legal Proceeding and, to Parent’s Knowledge, no Person has threatened to commence any Legal Proceeding affecting $62,500 or more of damages or liability, and no Persons have threatened to commence any Legal Proceeding affecting an aggregate of $62,500 or more of damages or liability: (i) that involves (A) Parent, (B) any of its Subsidiaries, (C) any Parent Associate (in his or her capacity as such) or (D) any of the material assets owned or used by Parent or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) Since January 1, 2022, no Legal Proceeding has been pending against Parent or any of its Subsidiaries that resulted in material liability to Parent or any of its Subsidiaries.

(c) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries, is subject affecting $62,500 or more of damages or liability. To Parent’s Knowledge, no officer or other employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or to any material assets owned or used by Parent or any of its Subsidiaries.

3.16 Tax Matters.

(a) Parent and each of its Subsidiaries have timely filed all income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns are correct and complete in all material respects and have been prepared in compliance with all applicable Law. No written claim has ever been made by any Governmental Body in any jurisdiction where Parent or any of its Subsidiaries does not file a particular Tax Return or pay a particular Tax that Parent or such Subsidiary is subject to taxation by that jurisdiction.

(b) All income and other material Taxes due and owing by Parent or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been fully paid. The unpaid Taxes of Parent and its Subsidiaries did not, as of the date of the Parent Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Parent Balance Sheet. Since the date of the Parent Balance Sheet, neither Parent nor or any of its Subsidiaries have incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) All Taxes that Parent or any of its Subsidiaries are or were required by Law to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, equityholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d) There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for income or other material Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending or ongoing, and, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of any income or other material Taxes or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency.

(f) Neither Parent nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement or arrangement, other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes.

(h) Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) material change in method of accounting for Tax purposes made on or prior to the Closing Date; (ii) material use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. Parent has not made any election under Section 965(h) of the Code.

(i) Neither Parent nor any of its Subsidiaries have ever been (i) a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Parent) or (ii) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Neither Parent nor any of its Subsidiaries have any Liability for any material Taxes of any Person (other than Parent and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor.

(j) Neither Parent nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, and (iii) has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(k) Neither Parent nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the IRS pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(l) Neither Parent nor any of its Subsidiaries has taken any action, nor, to Parent’s Knowledge, is there any fact, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment (defined below in Section 5.10).

(m) Neither Parent nor any of its Subsidiaries has availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to materially impact the Tax payment or Tax reporting obligations of Parent and its Affiliates (including the Company) after the Closing Date.

For purposes of this Section 3.16, each reference to Parent or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, Parent or any of its Subsidiaries.

3.17 Employee and Labor Matters; Benefit Plans.

(a) Section 3.17(a) of the Parent Disclosure Schedule lists, as of the date of this Agreement, all material Parent Benefit Plans, including, each Parent Benefit Plan that provides for retirement, change in control, stay or retention, deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits. “Parent Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA and (ii) other pension, retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, equity or equity-based, phantom equity, employment (other than at-will employment offer letters on Parent’s standard form that may be terminated without notice and with no penalty to Parent or any of its Subsidiaries and other than individual Parent Options, Parent RSUs or other compensatory equity award agreements made pursuant to Parent’s standard forms, in which case only representative standard forms of such agreements shall be scheduled), consulting, severance, change-of-control, retention, health, life, disability, group insurance, paid-time off, holiday, welfare and fringe benefit plan, program, agreement, contract, or arrangement (other than regular salary or wages) (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated), in any case, maintained, contributed to, or required to be contributed to, by Parent, any of its Subsidiaries or Parent ERISA Affiliates for the benefit of any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries or under which Parent or any of its Subsidiaries have any actual or contingent liability (including, without limitation, as to the result of it being treated as a single employer under Section 414 of the Code with any other person).

(b) As applicable with respect to each material Parent Benefit Plan, Parent has made available to the Company, true and complete copies of (i) each material Parent Benefit Plan, including all amendments thereto, and in the case of an unwritten material Parent Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the three most recently filed annual reports on Form 5500 and all schedules thereto, (v) the most recent IRS determination, opinion or advisory letter, (vi) the three most recent nondiscrimination testing reports, actuarial reports, and financial statements, (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Body audits or investigations since January 1, 2020, (viii) each written report constituting a valuation of Parent’s capital stock for purposes of Sections 409A or 422 of the Code, whether prepared internally by Parent or by an outside, third-party valuation firm, and (ix) all material written materials provided to employees or participants relating to the amendment, termination, establishment, or increase or decrease in benefits under any Parent Benefit Plan.

(c) Each Parent Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d) The Parent Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to Parent’s Knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Parent Benefit Plan or the tax exempt status of the related trust.

(e) None of Parent, any of its Subsidiaries nor any Parent ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to, or has any actual or contingent liability with respect to, or has within the past six (6) years sponsored, maintained, contributed to, or been required to contribute to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and none of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, incurred a complete or partial withdrawal from any “multiemployer plan” or otherwise incurred any liability under Section 4202 of ERISA.

(f) There are no pending audits or investigations by any Governmental Body involving any Parent Benefit Plan, and no pending or, to Parent’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Parent Benefit Plans), suits or proceedings involving any Parent Benefit Plan. All contributions and premium payments required to have been made under any of the Parent Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither Parent nor any Parent ERISA Affiliate has any liability for any unpaid contributions with respect to any Parent Benefit Plan (other than contributions which may continue to be accrued in the Ordinary Course of Business).

(g) None of Parent, any of its Subsidiaries or any Parent ERISA Affiliates, nor, to Parent’s Knowledge, any fiduciary, trustee or administrator of any Parent Benefit Plan, has engaged in, or in connection with the Contemplated Transactions will engage in, any transaction with respect to any Parent Benefit Plan which would subject any such Parent Benefit Plan, Parent, any of its Subsidiaries or Parent ERISA Affiliates or the Company to a Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) Except as set forth in Section 3.17(h) of the Parent Disclosure Schedule, no Parent Benefit Plan provides (i) death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law or (ii) death or retirement benefits under a Parent Benefit Plan qualified under Section 401(a) of the Code, and none of Parent, any of its Subsidiaries or any Parent ERISA Affiliates has made a written or oral representation promising the same.

(i) Except as set forth in Section 3.17(i) of the Parent Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Contemplated Transactions will, either alone or in connection with any other event(s), (i) result in any payment becoming due to any current or former employee, director, officer, independent contractor or other service provider of Parent or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, director, officer, independent contractor or other service provider of Parent or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Parent Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Parent Benefit Plan or (v) limit the right to merge, amend or terminate any Parent Benefit Plan.

(j) Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions (either alone or when combined with the occurrence of any other event, including a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to Parent and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k) To Parent’s Knowledge, each Parent Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code.

(l)  No Person has any “gross up” agreements with Parent or any of its Subsidiaries or other assurance of reimbursement or compensation by Parent or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m) Parent does not have any Parent Benefit Plan that is maintained for service providers located outside of the United States.

(n) Neither Parent nor any of its Subsidiaries is a party to or bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to Parent’s Knowledge, purporting to represent or seeking to represent any employees of Parent or its Subsidiaries, including through the filing of a petition for representation election.

(o) Except as set forth in Section 3.17(o) of the Parent Disclosure Schedule, Parent and each of its Subsidiaries is, and since January 1, 2022, has been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to employees of Parent or any of its Subsidiaries, each of Parent and its Subsidiaries, since January 1, 2022: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii) is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims, charges, demands, lawsuits, investigations, audits, administrative matters or other Legal Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries relating to any current or former employee, applicant for employment, consultant, employment agreement or Parent Benefit Plan (other than routine claims for benefits). All employees of Parent and its Subsidiaries are employed “at-will” and their employment can be terminated without advance notice or payment of severance, except to any severance payments that may have voluntarily been paid by the Parent prior to the date of this Agreement.

(p) Except as would not be reasonably likely to result in a material liability to Parent or any of its Subsidiaries, with respect to each individual who currently renders services to Parent or any of its Subsidiaries, Parent and each of its Subsidiaries have accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws and, for each individual classified as an employee, Parent and each of its Subsidiaries have accurately classified him or her as overtime eligible or overtime ineligible under all applicable Laws. Neither Parent nor any of its Subsidiaries have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(q) There is not and has not been since January 1, 2022, nor is there or has there been since January 1, 2022, any threat of, any strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute, or, to Parent’s Knowledge, any union organizing activity, against Parent or any of its Subsidiaries. No event has occurred, and, to Parent’s Knowledge, no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, union election petition, demand for recognition, or any similar activity or dispute.

(r) Section 3.17(r) of the Parent Disclosure Schedule contains a list of all employees of Parent and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, whether paid on a salary, hourly or commission basis, date of hire, and business location.

3.18 Environmental Matters. Parent and each of its Subsidiaries are in compliance, and have since January 1, 2022, complied, with all applicable Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries have received, since January 1, 2022, any written notice or other communication (in writing or otherwise), whether from a Governmental Body or other Person, that alleges that Parent or any of its Subsidiaries is not in compliance with or has liability pursuant to any Environmental Law and, to Parent’s Knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To the Parent’s Knowledge, no current or (during the time a prior property was leased or controlled by Parent or any of its Subsidiaries) prior property leased or controlled by Parent or any of its Subsidiaries have had a release of or exposure to Hazardous Materials in material violation of or as would reasonably be expected to result in any material liability of Parent or any of its Subsidiaries pursuant to any applicable Environmental Law. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Body is required by any applicable Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

3.19 Insurance. Parent has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and each of its Subsidiaries as of the date of this Agreement. Each of such insurance policies is in full force and effect and Parent and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither Parent nor any of its Subsidiaries have received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Parent and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against Parent or any of its Subsidiaries for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding or informed Parent or any of its Subsidiaries of its intent to do so.

3.20 No Financial Advisors. Except as set forth in Section 3.20 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

3.21 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s Proxy Statement filed in 2023 with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

3.22 Anti-Bribery. None of Parent, any of its Subsidiaries or any of their respective directors, officers, employees or, to Parent’s Knowledge, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of Anti-Bribery Laws. Neither Parent nor any of its Subsidiaries is or has been the subject of any investigation or inquiry by any Governmental Body with respect to potential violations of Anti-Bribery Laws.

3.23 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.24 Opinion of Financial Advisor. The Special Committee of the Parent Board has received an opinion of Hempstead & Co., LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and such other factors deemed relevant by Hempstead & Co., LLC, as set forth in such opinion, the Merger Consideration to be paid by Parent in connection with the conversion of Company Capital Stock in the Merger is fair, from a financial point of view, to Parent (the “Fairness Opinion”). It is agreed and understood that such opinion is for the benefit of the Special Committee of the Parent Board and may not be relied upon by the Company.

3.25 No Merger Sub Activity. Since its date of formation, Merger Sub has not engaged in any activities or incurred any obligations other than in connection with this Agreement and the Contemplated Transactions.

3.26 Recalls. Except as disclosed on Section 3.26 of the Parent Disclosure Schedule, since January 1, 2022, the Parent has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, warning, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any Parent Product. The Parent is not aware of any facts which would reasonably be expected to result in (i) the recall, market withdrawal or replacement of any Parent Product sold or intended to be sold by the Parent, (ii) a change in the marketing classification or a material change in the labeling of any such Parent Products, or (iii) a termination or suspension of the marketing of such Products. No Parent Product has ever been the subject of any recall or other similar action of any Governmental Body. Except as disclosed on Section 3.26 of the Parent Disclosure Schedule, none of the Parent Products is subject to or bound by, any Contract that limits or restricts the ability of the Parent to develop, manufacture, market or sell any Parent Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

3.27 Disclaimer of Other Representations or Warranties. Except as previously set forth in this ARTICLE III or in any certificate delivered by Parent or Merger Sub to the Company pursuant to this Agreement, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

3.28 Foreign Corrupt Practices. Since January 1, 2022, neither the Parent nor the Merger Sub nor to the Parent’s Knowledge, any agent or other Person acting on behalf of the Parent, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Parent or Merger Sub (or made by any person acting on its behalf of which the Parent is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA.

3.29 No Disqualification Events. None of the Parent or Merger Sub, any of their respective predecessors, any director, executive officer, other officer of the Parent or Merger Sub participating in the Contemplated Transactions, any beneficial owner of 20% or more of the Parent’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Parent in any capacity at the time of the entry into this Agreement (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Parent and Merger Sub have exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Parent and Merger Sub have complied, to the extent applicable, with their respective disclosure obligations under Rule 506(e), and have furnished to the Company a copy of any disclosures provided thereunder.

ARTICLE IV.
CERTAIN COVENANTS OF THE PARTIES

4.1 Operation of Parent’s Business.

(a) Except (i) as set forth on Schedule 4.1(a) hereto, (ii) as expressly required by this Agreement, (iii) as required by applicable Law, (iv) with the prior written consent of the Company or (v) in the Ordinary Course of Business, at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE IX and the Effective Time (the “Pre-Closing Period”): each of Parent and its Subsidiaries shall (A) conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Parent Material Contracts, (B) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable in the Ordinary Course of Business, and (C) use commercially reasonable efforts to preserve intact in all material respects its assets, properties and material relationships with suppliers, commercial parties, licensees, licensors, employees and contractors, unless otherwise agreed by the Company in writing.

(b) Except (i) as set forth on Schedule 4.1(b) hereto, (ii) as expressly required by this Agreement, (iii) as required by applicable Law, (iv) with the prior written consent of the Company or (v) in the Ordinary Course of Business, at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following, unless otherwise agreed by the Company in writing:

(i)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases of shares of Parent Common Stock from terminated employees, directors or consultants of Parent or in connection with the payment of the exercise price or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights granted under the Parent Plan in accordance with the terms of such award in effect on the date of this Agreement);

(ii)   sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of Parent or any of its Subsidiaries (except for shares of Parent Common Stock issued upon the valid exercise of outstanding Parent Options or upon settlement of Parent RSUs); (B) any option, warrant or right to acquire any capital stock or any other security, other than Parent Options or Parent RSUs granted to directors, employees and service providers in the Ordinary Course of Business in connection with annual grants; or (C) any instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries;

(iii)   accelerate the vesting or settlement of any outstanding Parent Options, Parent RSUs or any other instrument convertible into or exchangeable for any capital stock or other security of Parent or any of its Subsidiaries (except in accordance with the terms of any existing Parent Contract, which, in each case, a form of which has been made available to the Company prior to the date hereof);

(iv)   except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions, and except for any Reverse Stock Split;

(v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi)   (A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, (D) make any capital expenditure in excess of $50,000 individually and $150,000 in the aggregate or (E) forgive any loans to any Persons, including Parent’s employees, officers, directors or Affiliates;

(vii)  other than as required by applicable Law or the terms of any Parent Benefit Plan as in effect on the date of this Agreement: (A) adopt, terminate, establish or enter into any Parent Benefit Plan; (B) cause or permit any Parent Benefit Plan to be amended in any material respect; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or bonus or other compensation or remuneration payable to, any of its directors, officers, consultants or employees, other than (1) increases in base salary and annual cash bonus opportunities and payments made, in each case, in connection with annual cost of living adjustments consistent with past practice and (2) prorated bonuses paid to terminated employees in accordance with the terms of any existing Parent Contract, which, in each case, a form of which has been made available to the Company prior to the date hereof; (D) hire any officer or any employee or engage any independent contractor; (E) increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or (F) terminate or give notice to any officer other than for cause or terminate any officer or employee that would result in the acceleration of any outstanding equity awards;

(viii) recognize any labor union or labor organization;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets (other than cash) or properties, or grant any Encumbrance with respect to such assets or properties (other than a Permitted Encumbrance);

(x)   sell, assign, transfer, license, sublicense or otherwise dispose of any Parent IP or any Parent In-Licensed IP (other than pursuant to material transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of Parent or its Subsidiaries);

(xi)    make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xii)  enter into, materially amend or terminate any Parent Material Contract (or Contract that would be deemed a Parent Material Contract if entered into prior to the date hereof);

(xiii)  other than as required by Law or GAAP, take any action to change in any material respect accounting policies or procedures;

(xiv)  initiate or settle any Legal Proceeding or other claim or dispute involving or against Parent or any Subsidiary of Parent;

(xv)  enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xvi) (A) fail to maintain any material insurance policies in full force and effect prior to the renewal period of any such material insurance policies or (B) fail to use commercially reasonable efforts to renew any such material insurance policies following the applicable expiration or acquire substantially similar insurance policies;

(xvii)  enter into a new line of business or start to conduct a line of business in a new geographic area where it was not previously conducted;

(xviii)   make any investment in marketable securities (which, for the avoidance of doubt, shall exclude U.S. treasuries maturing in three to six months from the date of such investment) with existing cash or cash equivalents or with proceeds received upon the maturity, or sale, of existing investments in marketable securities; or

(xix)  agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.2 Operation of the Company’s Business.

(a) Except (i) as set forth on Schedule 4.2(a) hereto, (ii) as expressly required by this Agreement, (iii) as required by applicable Law, (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), or (v) in the Ordinary Course of Business, at all times during the Pre-Closing Period: the Company and each of its Subsidiaries shall (A) conduct its business and operations in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws and the requirements of all Contracts that constitute Company Material Contracts and (B) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable in the Ordinary Course of Business and (C) use commercially reasonable efforts to preserve intact in all material respects its assets, properties and material relationships with suppliers, commercial parties, licensees, licensors, employees and contractors, unless otherwise agreed by the Parent in writing.

(b) Except (i) as set forth on Schedule 4.2(b) hereto, (ii) as expressly required by this Agreement, (iii) as required by applicable Law, (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) in the Ordinary Course of Business, at all times during the Pre-Closing Period, the Company and each of its Subsidiaries shall not do any of the following, unless otherwise agreed by the Parent in writing:

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except repurchases of shares of Company Common Stock from terminated employees, directors or consultants of Company or in connection with the payment of the exercise price or withholding Taxes incurred upon the exercise, settlement or vesting of any award or purchase rights in accordance with the terms of such award in effect on the date of this Agreement);

(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing with respect to: (A) any capital stock or other security of the Company or any of its Subsidiaries; (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(iii)   accelerate the vesting or settlement of any outstanding instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries (except in accordance with the terms of any existing Company Contract);

(iv)   except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(v)   form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi)   (A) lend money to any Person (except for the advancement of reasonable and customary expenses to employees, directors and consultants in the Ordinary Course of Business), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of other Persons, (D) make any capital expenditure in excess of $62,500 individually and $200,000 in the aggregate or (E) forgive any loans to any Persons, including the Company’s employees, officers, directors or Affiliates;

(vii)   other than as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement: (A) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or bonus or other compensation or remuneration payable to, any of its directors, officers, consultants or employees, other than (1) increases in base salary and annual cash bonus opportunities and payments made, in each case, in the Ordinary Course of Business and (2) prorated bonuses paid to terminated employees in accordance with the terms of any existing Company Contract, in each case, which has been made available to Parent prior to the date hereof; or (B) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(viii) recognize any labor union or labor organization;

(ix) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets or properties or grant any Encumbrance with respect to such assets or properties, except, in each case of the foregoing cases, in the Ordinary Course of Business;

(x) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP or any Company In-Licensed IP (other than pursuant to material transfer agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements, in each case entered into in the Ordinary Course of Business on a non-exclusive basis and that do not grant any commercial rights to any products or services of the Company or any of its Subsidiaries);

(xi) except to revoke a Subchapter S election, make, change or revoke any material Tax election, fail to pay any income or other material Tax as such Tax becomes due and payable, file any amendment making any material change to any Tax Return, settle or compromise any income or other material Tax liability or submit any voluntary disclosure application, enter into any Tax allocation, sharing, indemnification or other similar agreement or arrangement (other than customary commercial contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), request or consent to any extension or waiver of any limitation period with respect to any claim or assessment for any income or other material Taxes (other than pursuant to an extension of time to file any Tax Return granted in the Ordinary Course of Business of not more than seven (7) months), or adopt or change any material accounting method in respect of Taxes;

(xii) enter into, materially amend or terminate any Company Material Contract (or Contract that would be deemed a Company Material Contract if entered into prior to the date hereof), in each case, if such entry, amendment or termination would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(xiii)  other than as required by Law or GAAP, take any action to change in any material respect accounting policies or procedures;

(xiv)  initiate or settle any Legal Proceeding or other claim or dispute involving or against the Company or any of its Subsidiaries; or

(xv)  (A) fail to maintain any material insurance policies in full force and effect prior to the renewal period of any such material insurance policies or (B) fail to use commercially reasonable efforts to renew any such material insurance policies following the applicable expiration or acquire substantially similar insurance policies;

(xvi) enter into a new line of business or start to conduct a line of business in a new geographic area where it was not previously conducted; or

(xvii) agree, resolve or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

4.3 Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief accounting officer and other officers and employees of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may reasonably deem necessary or appropriate; and (d) make available to the other Party copies of unaudited financial statements, material operating and financial reports prepared for senior management of such Party, and any material notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or may redact any of the foregoing documents or reports to the extent necessary to preserve the attorney-client privilege under any circumstances in which such privilege may be jeopardized by the disclosure of such document or report.

4.4 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.4) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to obtaining the Required Parent Stockholder Vote, Parent may furnish non-public information regarding Parent to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Parent Board (with the recommendation of the Special Committee) determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal did not result from a breach of this Section 4.4; (B) the Parent Board (with the recommendation of the Special Committee) concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Parent Board under applicable Law; (C) prior to furnishing any such non-public information to such Person, Parent gives the Company notice of Parent’s intention to furnish non-public information to, or enter into discussions with, such Person and substantially contemporaneously furnishes such non-public information to the Company (to the extent such information has not been previously furnished by Parent to the Company); and (D) prior to the furnishing of such information or the entry into such discussions or negotiations, Parent receives from such Person an executed Confidentiality Agreement (1) containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire and “standstill” provisions), in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement and (2) that does not prohibit Parent from providing information to the Company in accordance with this Agreement (such executed Confidentiality Agreement, an “Acceptable Confidentiality Agreement”). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of Parent or any of its Subsidiaries) takes any action that, if taken by Parent, would constitute a breach of this Section 4.4, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by Parent for purposes of this Agreement.

(b) If Parent, any of its Subsidiaries or any of their respective Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one (1) Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) (1) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry), (2) in the case of a written Acquisition Proposal or Acquisition Inquiry, furnish any written documentation and correspondence to or from Parent, any of its Subsidiaries or any of their respective Representatives and (3) in the case of an oral Acquisition Proposal or Acquisition Inquiry, provide a written summary of the terms thereof. Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto, including providing any updated written documentation and material correspondence to or from Parent, any of its Subsidiaries or any of their respective Representatives.

(c) Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement, terminate access to any non-public information of Parent or any of its Subsidiaries provided to such Person via an electronic or physical data room in connection with any such Acquisition Proposal or Acquisition Inquiry and request the destruction or return of any non-public information of Parent or any of its Subsidiaries provided to such Person in connection with any such Acquisition Proposal or Acquisition Inquiry as soon as practicable after the date of this Agreement.

4.5 Company Non-Solicitation.

(a) The Company agrees that, during the Pre-Closing Period, neither it, nor any of its Subsidiaries, shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 4.5) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of the Company or any of its Subsidiaries (whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries) takes any action that, if taken by the Company or any of its Subsidiaries, would constitute a breach of this Section 4.5, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by the Company for purposes of this Agreement.

(b) If the Company, any of its Subsidiaries, or any of its Representatives receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one (1) Business Day after the Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) (1) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry), (2) in the case of a written Acquisition Proposal or Acquisition Inquiry, furnish any written documentation and correspondence to or from the Company, any of its Subsidiaries or any of its Representatives and (3) in the case of an oral Acquisition Proposal or Acquisition Inquiry, provide a written summary of the terms thereof. The Company shall keep Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement, terminate access to any non-public information of the Company or any of its Subsidiaries provided to such Person via an electronic or physical data room and request the destruction or return of any non-public information of the Company or any of its Subsidiaries provided to such Person as soon as practicable after the date of this Agreement.

4.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly (and in no event later than three (3) Business Days after the Company becomes aware of the same) notify Parent (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting the Company is commenced, or, to the Company’s Knowledge, threatened against the Company or, to the Company’s Knowledge, any director or officer of the Company; (iii) the Company becomes aware of any material inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of the Company to comply with any covenant or obligation of the Company; in each case of clauses (i) through (iv), that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE VI or ARTICLE VII, as applicable, impossible or materially less likely. No notification given to Parent pursuant to this Section 4.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of ARTICLE VI and ARTICLE VII, as applicable.

(b) During the Pre-Closing Period, Parent shall promptly (and in no event later than three (3) Business Days after Parent becomes aware of the same) notify the Company (and, if in writing, furnish copies of any relevant documents) if any of the following occurs: (i) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (ii) any Legal Proceeding against or involving or otherwise affecting Parent or any of its Subsidiaries is commenced, or, to Parent’s Knowledge, threatened against Parent or any of its Subsidiaries or, to Parent’s Knowledge, any director or officer of Parent or any of its Subsidiaries; (iii) Parent becomes aware of any material inaccuracy in any representation or warranty made by it in this Agreement; or (iv) the failure of Parent or Merger Sub to comply with any covenant or obligation of Parent or Merger Sub; in each case of clauses (i) through (iv), that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE VI or ARTICLE VIII, as applicable, impossible or materially less likely. No notification given to the Company pursuant to this Section 4.6(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or any of its Subsidiaries contained in this Agreement or the Parent Disclosure Schedule for purposes of ARTICLE VI and ARTICLE VIII, as applicable.

ARTICLE V.
ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare, and Parent shall cause to be filed with the SEC, the Proxy Statement. Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Proxy Statement or any amendments or supplements thereto are filed with the SEC, at the time the Proxy Statement or any amendments or supplements thereto are first mailed to Parent’s stockholders and at the time of the Parent Stockholder Meeting (defined below in Section 5.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by or on behalf of the Company or its Representatives to Parent for inclusion in the Proxy Statement (including the Company’s audited financial statements for the fiscal years ended 2023 and 2022 or the Company Interim Financial Statements, as the case may be) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of the Company or any of its Representatives for inclusion therein, and the Company makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, other than with respect to the information provided by or on behalf of the Parent or any of its Representatives for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto and all communications to and with the SEC, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. Parent will promptly provide Company copies of all written and electronic communications to and from the SEC and written summaries of all SEC communications from the SEC, relating to the Proxy Statement. Parent shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to clear any comments the SEC or its staff may have on the Proxy Statement as promptly as practicable after it is filed with the SEC. Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after (i) all comments, if any, on the Proxy Statement are cleared by the SEC, or (ii) if the SEC or its staff does not have any comments on the Proxy Statement, after 10 days after passed from the date of filing the preliminary Proxy Statement (as applicable, (i) or (ii), “Cleared Comments”). Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If Parent, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. The Company and Parent shall each use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities Laws requirements.

(b) The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives, with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Proxy Statement or reasonably requested by the other Party to be included in the Proxy Statement.

5.2 Company Information Statement; Stockholder Written Consent.

(a) Promptly after the Proxy Statement has Cleared Comments, and in any event no later than five (5) Business Days thereafter, unless the Company shall have previously obtained the consent of all of the Company’s stockholders of items (i), (ii) and (iii) below, the Company shall prepare, with the cooperation of Parent, and cause to be mailed to its stockholders an information statement, which shall include a copy of the Proxy Statement (the “Information Statement”), to solicit the approval by written consent from the Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares of Company Capital Stock pursuant to Section 262 of the DGCL, a true and correct copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares of Company Capital Stock in connection with the Merger and thereby waives any rights to receive payment of the fair value of its shares of Company Capital Stock under the DGCL (collectively, the “Company Stockholder Matters”). Except as required by Law, the Company shall not assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Information Statement, including all amendments and supplements thereto, prior to the mailing thereof to the Company’s stockholders.

(b)  The Parties shall reasonably cooperate with each other and provide, and require their respective Representatives to provide, the other Party and its Representatives with all true, correct and complete information regarding such Party or its Subsidiaries that is required by Law to be included in the Information Statement or reasonably requested by the other Party to be included in the Information Statement.

(c) The Company covenants and agrees that the Information Statement, including any pro forma financial statements included therein (and the letter to stockholders and form of Company Stockholder Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed, distributed or otherwise made available to the stockholders of the Company and at the time of receipt of the Required Company Stockholder Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent covenants and agrees that the information provided by or on behalf of Parent, its Subsidiaries or their respective Representatives to the Company for inclusion in the Information Statement (including Parent’s audited consolidated financial statements for the fiscal years ended 2023 and 2022 or Parent’s interim consolidated financial statements, as the case may be) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the stockholders and form of Company Stockholder Written Consent included therewith), if any, based on information furnished in writing by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC and applicable federal and state securities Laws requirements in all material respects.

(d) Promptly following receipt of the Required Company Stockholder Vote, if required, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and authorized, approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Organizational Documents of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the Stockholder Notice, including all amendments and supplements thereto, prior to the mailing thereof to the Company’s stockholders.

(e) The Company agrees that if necessary: (i) the Company Board shall recommend that the Company’s stockholders vote to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval from the Company’s stockholders within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii)(1) the Company Board Recommendation shall not be withdrawn or modified, (2) the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation and (3) no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), if taken, shall constitute, in each case, a “Company Board Adverse Recommendation Change”).

(f) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) and Section 5.2(d) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal.

5.3 Parent Stockholders’ Meeting.

(a) Promptly after the Proxy Statement has Cleared Comments, Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock for the purpose of seeking approval of this Agreement and the Contemplated Transactions, including:

(i)    the issuance of Parent Common Stock or other securities of Parent that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Merger to the holders of Company Capital Stock in connection with the Contemplated Transactions pursuant to the Nasdaq rules (the “Parent Share Issuance”);

(ii) the Name Change Amendment and the Parent Plan Increase;

(iii) the timely compliance by Parent with all of its obligations contained in Section 5.9; and

(iv)    any other proposals the Parties deem necessary or desirable to consummate the Contemplated Transactions, including to the extent required by Item 402(t) of Regulation S-K.

(the matters contemplated by Section 5.3(a)(i) through Section 5.3(a)(iv) are referred to as the “Parent Stockholder Matters,” and such meeting, the “Parent Stockholders’ Meeting”).

(b) The Parent Stockholders’ Meeting shall be held as promptly as practicable after the Proxy Statement has Cleared Comments and, in any event, no later than fifty (50) calendar days (or such shorter period of time as may be reasonably recommended by a proxy solicitation firm, if any, engaged by Parent in connection with the Parent Stockholders’ Meeting) after the Proxy Statement has Cleared Comments. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholders’ Meeting, or a date preceding the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) calendar days in connection with any postponements or adjournments without the prior written consent of the Company.

(c) Parent agrees that, subject to Section 5.3(d): (i) the Parent Board shall Unanimously recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(b), (ii) the Proxy Statement shall include a statement to the effect that the Parent Board Unanimously recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board (with the recommendation of the Special Committee) with respect to the Parent Stockholder Matters being referred to as the “Parent Board Recommendation”); and (iii)(1) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified, (2) the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation, and (3) no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), if taken, shall constitute, in each case, a “Parent Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in this Agreement, and subject to compliance with Section 4.4 and this Section 5.3(d), if at any time prior to the approval of the Parent Stockholder Matters at the Parent Stockholders’ Meeting by the Required Parent Stockholder Vote:

(i)    if Parent has received a bona fide Acquisition Proposal (which Acquisition Proposal did not result from a breach of Section 4.4) from any Person that has not been withdrawn and after consultation with outside legal counsel, the Parent Board (with the recommendation of the Special Committee) shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Parent Board (with the recommendation of the Special Committee) may make a Parent Board Adverse Recommendation Change, if and only if: (A) the Parent Board (with the recommendation of the Special Committee) determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company prior written notice of its intention to consider making a Parent Board Adverse Recommendation Change at least four (4) Business Days prior to making any such Parent Board Adverse Recommendation Change (a “Determination Notice”; and such period, the “Parent Notice Period”) (which notice shall not constitute a Parent Board Adverse Recommendation Change); and (C)(1) Parent shall have provided the Company with the identity of the Person making the Acquisition Proposal, as well as a summary of the material terms and conditions of the Acquisition Proposal (and in the case of a written Acquisition Proposal, any written documentation related thereto) in accordance with Section 4.4(b), (2) Parent shall, and shall have caused its Representatives to, during the Parent Notice Period, negotiate in good faith with the Company (to the extent the Company desires to negotiate) to enable the Company to propose in writing an offer binding on the Company to effect such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (3) after considering the results of such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board (with the recommendation of the Special Committee) shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make the Parent Board Adverse Recommendation Change would be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; provided that (x) the Company receives written notice from Parent confirming that the Parent Board (with the recommendation of the Special Committee) has determined to change its recommendation during the Parent Notice Period, which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer during the Parent Notice Period; (y) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to enable the Company to propose in writing an offer binding on the Company to effect such adjustments to the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any material amendment to any Superior Offer (including any revision in price that Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 5.3(d) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions); and

(ii)  other than in connection with an Acquisition Proposal, the Parent Board may make a Parent Board Adverse Recommendation Change in response to a Parent Change in Circumstance, if and only if: (A) the Parent Board (with the recommendation of the Special Committee) determines in good faith, after consultation with Parent’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law; (B) Parent shall have given the Company a Determination Notice at least four (4) Business Days prior to making any such Parent Board Adverse Recommendation Change; and (C)(1) Parent shall have provided the Company with a description of the Parent Change in Circumstance in reasonable detail, including the material facts and circumstances related to the Parent Change in Circumstance, (2) Parent shall, and shall have caused its Representatives to, during the four (4) Business Days after the Determination Notice, negotiate in good faith with the Company (to the extent the Company desires to do so) to enable the Company to propose revisions to the terms of this Agreement or make another proposal, if any, and (3) after considering the results of any such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Parent Board (with the recommendation of the Special Committee) shall have determined, in good faith, that the failure to make the Parent Board Adverse Recommendation Change in response to such Parent Change in Circumstance would be inconsistent with its fiduciary duties of the Parent Board to Parent’s stockholders under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(d)(ii) shall also apply to any material change to the facts and circumstances relating to such Parent Change in Circumstance and require a new Determination Notice, except that the references to four (4) Business Days shall be deemed to be three (3) Business Days (it being understood that there may be multiple extensions).

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to Parent’s stockholders; provided however, that any disclosure made by Parent or the Parent Board pursuant to the foregoing shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to make additional disclosure would be inconsistent with its fiduciary duties under applicable Law. Parent shall not withdraw or modify the Parent Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f) Unless this Agreement is otherwise terminated pursuant to Section 9.1, Parent’s obligation to call, give notice of and hold the Parent Stockholders’ Meeting in accordance with Section 5.3(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal or by any Parent Board Adverse Recommendation Change.

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports, filings and other documents, if any, required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, to submit promptly any additional information requested by any such Governmental Body, and to keep the other Party promptly informed of any communication from or to any Governmental Body.

5.5 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer, fiduciary or agent of Parent or the Company and their respective Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director, officer, fiduciary or agent of Parent or of the Company or their respective Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted by Parent’s Organizational Documents. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The provisions of the Organizational Documents of Parent or any of its Subsidiaries with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent or any of its Subsidiaries that are set forth in the Organizational Documents of Parent or any of its Subsidiaries as of the date of this Agreement shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent or any of its Subsidiaries, unless such modification is required by applicable Law. The Organizational Documents of the Surviving Corporation shall contain, and Parent shall cause the Organizational Documents of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those set forth in the Organizational Documents of Parent as of the date of this Agreement.

(c) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Organizational Documents of the Company and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent or any of its Subsidiaries to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Organizational Documents of Parent or any of its Subsidiaries and pursuant to any indemnification agreements between Parent or any of its Subsidiaries and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for companies similarly situated to Parent.

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.5 in connection with their successful enforcement of the rights provided to such persons in this Section 5.5.

(f) All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or the Company or any of their respective Subsidiaries as provided in their respective Organizational Documents or in any agreement shall survive the Merger and shall continue in full force and effect. The provisions of this Section 5.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company and any of their respective Subsidiaries by Law, charter, statute, bylaw or Contract and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) From and after the Effective Time, in the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.5. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.5. The obligations set forth in this Section 5.5 shall not be terminated, amended or otherwise modified in any manner that adversely affects any D&O Indemnified Party or any person who is a beneficiary under the policies referred to in this Section 5.5 and their heirs and representatives, without the prior written consent of such affected D&O Indemnified Party or such other beneficiary.

5.6 Additional Agreements.

(a) During the Pre-Closing Period, the Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party shall use commercially reasonable efforts to: (i) make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions; (iii) lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) satisfy the conditions precedent to the consummation of the Contemplated Transactions.

5.7 Public Announcement.

(a) Press Release. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s) or otherwise making any public statement or making any announcement to Parent Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) including but not limited to the Form 8-K described in Section 5.7(b)(A), below with respect to the Contemplated Transactions and shall not issue any such press release, public statement or announcement to Parent Associates or Company Associates without the other Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or prior written consent, make any public statement in response to specific questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Parent SEC Documents, so long as any such statements, announcements or disclosures are consistent with and do not disclose material information not previously disclosed in previous press releases, public disclosures or public statements made jointly by the Parties (or individually, if approved by the other Party) in compliance with this Section 5.7; (b) a Party may, without the prior written consent of the other Party but subject to giving advance notice to the other Party of, and consulting with the other Party regarding, the text of such press release, announcement or statement, issue any such press release or make any such public announcement or statement which Parent shall have determined in good faith, upon the advice of outside legal counsel, is required by any applicable Law; and (c) Parent need not consult with the Company in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 5.3(e) or with respect to any Acquisition Proposal or Parent Board Adverse Recommendation Change.

(b) Form 8-Ks. The Parent shall file, (A) no later than four (4) Business Days after the date of this Agreement, a Current Report on Form 8-K disclosing the entry into this Agreement and attaching as exhibits all relevant agreements disclosing the terms of this Agreement and other requisite disclosure regarding the Contemplated Transactions; (B) no later than four (4) Business Days after the Closing Date, a Current Report on Form 8-K disclosing the closing of the Contemplated Transactions (the “Closing Form 8-K”); and (C) no later than 71 days after the Closing Form 8-K is due, a Current Report on Form 8-K including such financial statements as are required pursuant to Item 2.01 and Item 9.01(a) and (b) of Form 8-K (the “71 Day Form 8-K” and such financial statements, the “Company Form 8-K Financial Statements”).

(c) Reporting Obligations. The Parent covenants and undertakes to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent pursuant to the Exchange Act, and timely file all reports that would be required to be filed by an issuer subject to Section 12(b) or 12(g) of the Exchange Act, even if the Parent is not then subject to the reporting requirements of the Exchange Act, for a period of three (3) years following the Closing Date, subject to the consummation of a future transaction which results in the Parent’s reporting obligations under Section 12(b) or 12(g) of the Exchange Act ceasing.

5.8 Financial Statement Assistance. Using commercially reasonable efforts, the Company and its officers shall assist the Parent and its accountants and auditors, at the Parent’s expense, in preparing the Company Form 8-K Financial Statements as required by Regulation S-X and as required and requested from time to time by the SEC and the SEC’s rules and requirements for inclusion in the 71 Day Form 8-K and any and all other filings with the SEC that such financial statements are required to be included in, and shall further supply the Parent all information, reports, documentation and financial information reasonably requested in connection therewith.

5.9 Listing. Parent shall use its commercially reasonable efforts, (a) to maintain its existing listing on Nasdaq until the Closing Date; (b) without derogating from the generality of the requirements of the foregoing clause (a) and to the extent required by the rules and regulations of Nasdaq, (i) to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and (ii) to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time, provided that the Parties expect that no Nasdaq Listing Application will be required in connection with the Contemplated Transactions. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.

5.10 Tax Matters.

(a) For United States federal income Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub and the Company are parties under Section 368(b) of the Code.

(b) The Parties shall use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take (or knowingly fail to take) any action or cause (or knowingly fail to cause) any action to be taken which action would reasonably be expected to prevent the Merger from qualifying, for the Intended Tax Treatment. The Parties shall use commercially reasonable efforts to operate the Surviving Corporation so as to meet the “continuity of business enterprise” requirement. The Parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

5.11  Directors and Officers. As of the Effective Time, the directors and officers of the Parent and the Surviving Company shall be the individuals identified on Section 5.11 of the Parent Disclosure Schedule or such other persons agreed upon by Parent and Company.

5.12 Termination of Certain Agreements and Rights. The Company shall take prompt action to confirm that the 2012 Merger Agreement Change of Control and IPO Provisions are terminated or waived only with respect to the Merger and no other matter or transaction.

5.13  Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Parent Common Stock, in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act. Promptly following the date of this Agreement and at least five (5) Business Days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent unless such individuals are already subject to such requirements prior to the Effective Time: (a) the number of shares of Company Capital Stock owned by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger; and (b) the number of other derivative securities (if any) with respect to Company Capital Stock owned by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

5.14  Allocation Certificates.

(a) The Company will prepare and deliver to Parent no later than five (5) Business Days prior to the Closing Date a certificate signed by the Controller of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (i) each holder of Company Capital Stock, (ii) such holder’s name and address; (iii) the number and type of Company Capital Stock held as of the immediately prior to the Effective Time for each such holder; and (iv) the number of shares of Parent Common Stock to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

(b) Parent will prepare and deliver to the Company at least five (5) Business Days prior to the Closing Date a certificate signed by the Chief Accounting Officer of Parent in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time (i) each record holder of Parent Common Stock, Parent Options or Parent RSUs and (ii) the number of shares of Parent Common Stock held and/or underlying the Parent Options or Parent RSUs as of the Effective Time for such holder (the “Parent Outstanding Shares Certificate”).

5.15  Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement: (i) and in no event later than April 30, 2024, the Company will furnish to Parent audited financial statements for the fiscal years ended 2023 and 2022 (the “Company Audited Financial Statements”); (ii) the Company will furnish to Parent unaudited financial statements of the Company for the period ended March 31, 2024 to the extent required by applicable Securities and Exchange Commission rules (the “Company Financial Statements”); and (iii) the Company will furnish to Parent unaudited interim financial statements for each additional interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Financial Statements, the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements, the Company Audited Financial Statements and Company Interim Financial Statements, as the case may be.

5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, Parent and the Parent Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on the Contemplated Transactions.

5.17 Stockholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, each Party shall (a) promptly advise the other Party in writing of any stockholder litigation or investigation against it or its directors relating to this Agreement or the Contemplated Transactions and keep the other Party fully informed regarding such stockholder litigation and (b) give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation or investigation relating to this Agreement or the Contemplated Transactions, and not settle any such litigation or investigation without the other Party’s written consent, which will not be unreasonably withheld, conditioned or delayed.

5.18 Solvency. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Company. Immediately after giving effect to the Consummated Transactions: (a) the Fair Value of the assets of Parent and Parent Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and Parent Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole; (b) Parent and Parent Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and Parent Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Agreement, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and Parent Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

5.19 Obligations of Merger Sub and Parent. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Contemplated Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

5.20 Name and Symbol Change. Concurrent with, or promptly following the Merger, Parent shall change its name to “Nina Holding Corp.” and shall change its trading symbol to “NINA”.

5.21 Restricted Stock; Legending of Certificates.

(a) The shares of Parent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof or Regulation D promulgated thereunder, and Parent is relying on the representations of Company and the stockholders of the Company in the Stockholder Representation Agreements with respect to such exemption. Stop transfer instructions with respect to the shares of Parent Common Stock received by each stockholder of the Company pursuant to the Merger will be given to Parent’s transfer agent and there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “act”). Such securities may not be transferred unless a registration statement under the Act is in effect as to such transfer or such transfer may be made pursuant to Rule 144 or in the opinion of counsel for the Company, registration under the Act is unnecessary for such transfer to comply with the Act.”

The foregoing legend will also be placed on any certificate representing securities issued subsequent to the original issuance of the Parent Common Stock pursuant to the Merger as a result of any transfer of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom.

ARTICLE VI.
CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, the written waiver by each of the Parties), at or prior to the Closing, of each of the following conditions:

6.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

6.2 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote and such Required Company Stockholder Vote shall remain in full force and effect and shall not have been revoked.

6.3 Listing. (a) The existing shares of Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, (b) Nasdaq shall not have provided any notice of non-compliance of the Parent with Nasdaq’s continued listing requirements following the Closing, (c) Parent shall be in full compliance with the continued listing requirements of Nasdaq following the Closing, and (d) the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

6.4 Exemption From Registration. The Parties shall each be reasonably satisfied that the shares of Parent Common Stock to be issued in connection with the Merger are issuable without registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

6.5 Closing Conditions. From the date of this Agreement until the Effective Time, (a) trading in the Parent Common Stock shall not have been suspended by the Securities and Exchange Commission or the Parent’s principal trading market, nor (b) trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any trading market, nor (b) shall a banking moratorium have been declared either by the United States or New York State authorities, nor (c) shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity wide-spread national public health emergency of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Parent, makes it impracticable or inadvisable to complete the Contemplated Transactions.

6.6 Litigation. From the date of this Agreement until the Effective Time, no action, suit or proceeding shall have been instituted before any court or governmental or regulatory authority or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Contemplated Transactions or to seek damages or a discovery order against the Parent in connection with such Contemplated Transactions, or which has had or, in the reasonable opinion of the Company or the Parent, could reasonably be expected to have, a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively.

6.7 No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2023, which (a) in the reasonable determination of the Company has had or could reasonably be expected to have a Parent Material Adverse Effect; or (b) in the reasonable determination of the Parent has had or could reasonably be expected to have a Company Material Adverse Effect.

6.8 SEC Reports. From the date of this Agreement until the Effective Time, the Parent shall have filed all reports and other documents required to be filed by the Parent under the U.S. federal securities laws through the Effective Time.

6.9 Fairness Opinion. The Parent shall have delivered to the Company a copy of the Fairness Opinion and the Fairness Opinion shall not have been withdrawn or materially and adversely modified prior to Closing.

6.10 CIT Consent. The Company shall have received the written approval (or substitution) of the CIT Group/Commercial Services, Inc. maintaining an address at 11 West 42nd Street, New York, NY 10036, to the Merger and the transactions contemplated therewith, which consent shall remain valid as of the Closing.

ARTICLE VII.
ADDITIONAL CONDITIONS PRECEDENT TO
OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, the written waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. (i) The representation and warranty of the Company set forth in Section 2.8(b) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; (ii) the Company Capitalization Representations shall have been true and correct in all but de minimis respects as of the date of this Agreement and shall be true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all but de minimis respects as of such date); (iii) the Company Fundamental Representations (other than the Company Capitalization Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iv) the representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations, the Company Capitalization Representations and Section 2.8(b)) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

7.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a copy of this Agreement executed by the Company;

(b) the Company Disclosure Schedule in the form and substance satisfactory to the Parent;

(c) a certificate executed by the Chief Executive Officer or Controller of the Company certifying that the conditions set forth in Sections 7.1, 7.2, and 7.4 have been duly satisfied;

(d) a signed Stockholder Representation Agreement from each Company stockholder;

(e) the Allocation Certificate; and

(f) a Certificate of Good Standing of the Company and its Subsidiaries dated within two (2) weeks of the Effective Time.

7.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

7.5 Termination or Waiver of 2012 Merger Agreement Change of Control and IPO Provisions. The 2012 Merger Agreement Change of Control and IPO Provisions, shall have been terminated or waived, prior to the Effective Time, with respect only to the Merger and such terminations or waivers shall otherwise continue to be binding and valid as of and subsequent to the Closing.

7.6 Dissenting Shares. Holders of no more than 10% of shares of Company Capital Stock shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Capital Stock.

7.7 Forgiveness or Elimination of Company Debt. The Company shall have forgiven or otherwise eliminated all of the debt owed by Parent to Company. The Parties agree to come to a mutually acceptable understanding as to such forgiveness/elimination of debt as to not create debt forgiveness income to the Parent, to the extent commercially reasonable.

7.8 Company Stockholders As Accredited Investors; Compliance with Section 4(a)(2) and/or Rule 506. Parent shall be reasonably satisfied that all of the stockholders of the Company are “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and that the issuance of the shares of Parent Common Stock in the Merger satisfy an exemption from registration under the Securities Act.

ARTICLE VIII.
ADDITIONAL CONDITIONS PRECEDENT TO
OBLIGATIONS OF THE COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, the written waiver by the Company), at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.8(b) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date; (ii) the Parent Capitalization Representations shall have been true and correct in all but de minimis respects as of the date of this Agreement and shall be true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all but de minimis respects as of such date); (iii) the Parent Fundamental Representations (other than the Parent Capitalization Representations) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (iv) the representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations, the Parent Capitalization Representations and Section 3.8(b) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

8.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a copy of this Agreement executed by the Parent;

(b) the Parent Disclosure Schedule, in form and substance satisfactory to the Company;

(c) a certificate executed by the Chief Executive Officer or Chief Accounting Officer of Parent certifying that the conditions set forth in Sections 8.1, 8.2, and 8.4 have been duly satisfied;

(d) the Parent Outstanding Shares Certificate;

(e) a Certificate of Good Standing of the Parent and its Subsidiaries dated within two (2) weeks of the Effective Time; and

(e) a legal opinion for the benefit of the Company and its stockholders in a form mutually acceptable to the Parties and which legal opinion may be delivered within two (2) weeks of the Effective Time.

8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

ARTICLE IX.
TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Matters by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Contemplated Transactions shall not have been consummated by August 31, 2024 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Parent, on the other hand, if such Party’s (or, in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Proxy Statement had not Cleared Comments by the date which is thirty (30) calendar days prior to the End Date, then either Parent or Company shall be entitled to extend the End Date for an additional forty (40) calendar days by prior written notice to the other;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained within ten (10) Business Days of the Proxy Statement having Cleared Comments; provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Share Issuance and (ii) the Parent Share Issuance shall not have been approved at the Parent Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to the approval of the Parent Share Issuance by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to the Required Company Stockholder Vote being obtained) if a Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by the End Date by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from the Company to Parent of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that neither Parent nor Merger Sub is then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the End Date by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the End Date and (ii) the expiration of a thirty (30) calendar day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(j) by Parent, if the Company Financial Statements or Company Audited Financial Statements have not been provided by the Company to Parent in accordance with Section 5.15(i) or Section 5.15(ii), respectively; provided that this Agreement shall not terminate pursuant to this Section 9.1(j) until the earlier of (i) the End Date and (ii) the expiration of a sixty (60) calendar day period commencing upon delivery of written notice from Parent to the Company of such breach and its intention to terminate this Agreement pursuant to this Section 9.1(j) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(j) as a result of such breach if such breach by the Company is cured prior to such termination becoming effective).

The Party desiring to terminate this Agreement pursuant to this Section 9.1 shall give the other Party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) Section 5.7, this Section 9.2, Section 9.3, ARTICLE X and the definitions of the defined terms in such Sections (including the definitions of such defined terms set forth in Exhibit A) shall survive the termination of this Agreement and shall remain in full force and effect following such termination, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, the Transaction Expenses shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If:

(i) (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(e) or Section 9.1(h), (B) an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to Parent or the Parent Board (with the recommendation of the Special Committee) at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn) and (C) within three (3) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B) or in respect of any other Acquisition Proposal; or

(ii)  this Agreement is terminated by the Company pursuant to Section 9.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f));

then Parent shall pay to the Company a nonrefundable fee in an amount equal to $100,000 (the “Company Termination Fee”), in the case of Section 9.39.3(b)(i), upon the consummation of such Subsequent Transaction or, in the case of Section 9.3(b)(i), concurrently with the termination of this Agreement plus any amount payable to the Company pursuant to Section 9.3(f).

(c) If:

(i) (A) this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(d), or Section 9.1(i), (B) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company or the Company Board (with the recommendation of the Special Committee) at any time after the date of this Agreement but prior to obtaining the Required Company Stockholder Vote (which shall not have been withdrawn, (1) in the case of a termination pursuant to Section 9.1(b) or Section 9.1(i), at the time the Required Company Stockholder Vote is obtained and (2) in the case of a termination pursuant to Section 9.1(d), at the time of such termination) and (C) within three (3) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction in respect of the Acquisition Proposal referred to in clause (B) or in respect of any other Acquisition Proposal; or

(ii)  this Agreement is terminated by Parent pursuant to Section 9.1(g) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 9.1(g)),

(iii) then the Company shall pay to Parent a nonrefundable fee in an amount equal to $100,000 (the “Parent Termination Fee”), in the case of Section 9.3(c)(i)), upon the consummation of such Subsequent Transaction or, in the case of Section 9.3(c)(ii), concurrently with the termination of this Agreement plus any amount payable to Parent pursuant to Section 9.3(f).

(d) (i) If this Agreement is terminated pursuant to Section 9.1(e) or Section 9.1(h) or (ii) in the event of the failure of the Company to consummate the transactions to be contemplated at the Closing solely as a result of a Parent Material Adverse Effect as set forth in Section 8.4 (provided, that at such time all of the other conditions precedent to Parent’s obligation to close set forth in ARTICLE VI and ARTICLE VII have been satisfied by the Company, are capable of being satisfied by the Company or have been waived by Parent), then Parent shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $62,500, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for financial advisors to the Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by the Company to such financial advisors pursuant to the terms of the Company’s engagement letter or similar arrangement with such financial advisors. For the avoidance of doubt, to the extent any Third Party Expenses are paid, such amounts shall be credited against any Company Termination Fee which becomes payable thereafter.

(e) (i) If this Agreement is terminated pursuant to Section 9.1(d) or Section 9.1(i) or (ii) in the event of the failure of Parent to consummate the transactions to be consummated to the Closing solely as a result of a Company Material Adverse Effect as set forth in Section 7.4 (provided, that at such time all of the other conditions precedent to the Company’s obligation to close set forth in ARTICLE VI and ARTICLE VIII have been satisfied by Parent are capable of being satisfied by Parent or have been waived by the Company, the Company shall reimburse Parent for all Third Party Expenses incurred by Parent up to a maximum of $62,500, by wire transfer of same-day funds within ten (10) Business Days following the date on which Parent submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for financial advisors to Parent except for reasonably documented out-of-pocket expenses otherwise reimbursable by Parent to such financial advisors pursuant to the terms of Parent’s engagement letter or similar arrangement with such financial advisors. For the avoidance of doubt, to the extent any Third Party Expenses are paid, such amounts shall be credited against any Parent Termination Fee which becomes payable thereafter.

(f) Any Company Termination Fee or Parent Termination Fee due under this Section 9.3 shall be paid by wire transfer of same day funds. If a Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to other Party in full) at a rate per annum equal to the “prime rate” (as published in The Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent (3%).

(g) The Parties agree that, subject to Section 9.2, (i) payment of the Company Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of the Company following the termination of this Agreement under the circumstances described in Section 9.3(b), it being understood that in no event shall Parent be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of the Company Termination Fee (x) Parent shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parties (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Parties) in connection with or arising out of this Agreement or the termination thereof, any breach by any such Parties giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(g) shall limit the rights of Parent and Merger Sub under Section 10.11.

(h) The Parties agree that, subject to Section 9.2, (i) payment of the Parent Termination Fee shall, in the circumstances in which it is owed in accordance with the terms of this Agreement, constitute the sole and exclusive remedy of Parent following the termination of this Agreement under the circumstances described in Section 9.3(c), it being understood that in no event shall the Company be required to pay the amounts payable pursuant to this Section 9.3 on more than one occasion and (ii) following payment of the Parent Termination Fee (x) the Company shall have no further liability to Parent in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the Company giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (y) neither Parent nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or seek to obtain any recovery, judgment or damages of any kind against the Company (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of the Company) in connection with or arising out of this Agreement or the termination thereof, any breach by the Company giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (z) Parent and its Affiliates shall be precluded from any other remedy against the Company and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated; provided, however, that nothing in this Section 9.3(h) shall limit the rights of the Company under Section 10.11.

(i) Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

ARTICLE X.
MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE X shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent (with the recommendation of the Special Committee) at any time (whether before or after obtaining the Required Company Stockholder Vote or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent. Anything to the contrary notwithstanding, time periods, deadlines, percentages and amounts contained in this Agreement may be mutually amended, extended or waived, by the Parties, without the required approval of any Company stockholder or Parent stockholder.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission (including .PDF format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., DocuSign) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (F) IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned, delegated or otherwise transferred (voluntarily or involuntarily, by operation of law or otherwise) by such Party without the prior written consent of the other Party, and any attempted assignment, delegation or other transfer of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (provided that no bounceback or similar “undeliverable” message is received by such sender) prior to 5:00 p.m. New York time on a Business Day, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Kidpik Corp.
200 Park Avenue South, 3rd Floor

New York, New York 10003

Attention: Bart Sichel, Chairman, Strategy and Alternatives Committee
Email: XXXXXXXXXXX

with a copy to (which shall not constitute notice):

The Loev Law Firm, PC

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Attn: David M. Loev and John S. Gillies

Email: dloev@loevlaw.com and john@loevlaw.com

if to the Company:

Nina Footwear Corp.

200 Park Avenue South, 3rd Floor

New York, New York 10003

Attention: Ezra Dabah

Email: XXXXXXXXXX

with a copy to (which shall not constitute notice):

Grushko & Mittman, P.C

1800 Rockaway Avenue – Suite 206

Hewlett, New York 11557

Attention: Edward M. Grushko

Email: ed@grushkomittman.com

10.9 Cooperation. Each Party agrees to cooperate reasonably with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond, surety or other security in connection with any such order or injunction.

10.12 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.13 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(c) The Parties have participated jointly in the negotiating and drafting of this Agreement and agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) As used in this Agreement, the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

(h) The bold-faced headings and table of contents contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) The Parties agree that each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The disclosures in any section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule shall qualify other sections and subsections in this Agreement to the extent it is readily apparent on its face from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(j) Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is two (2) calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party; (ii) such material has been emailed by a Party or their Representatives to the other Party and/or their Representatives; or (iii) such material is disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

(k) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Law to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

10.14 Equitable Adjustment. Any change in the number of outstanding shares of Parent Common Stock, Merger Consideration and similar figures referenced in this Agreement shall be equitably adjusted (but without duplication) to offset the effect of stock splits, similar events and as otherwise described in this Agreement.

10.15 Special Committee Approval. Notwithstanding anything to the contrary set forth in this Agreement, until the Effective Time, (i) the Parent may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, the Special Committee: (a) amending, restating, modifying or otherwise changing any provision of this Agreement; (b) waiving any right under this Agreement or extending the time for the performance of any obligation of the Company hereunder; (c) terminating this Agreement; (d) taking any action under this Agreement that expressly requires the approval of the Special Committee; (e) making any decision or determination, or taking any action under or with respect to this Agreement that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Board of Directors; and (f) agreeing to do any of the foregoing and (ii) no decision or determination shall be made, or action taken, by the Board of Directors of Parent under or with respect to this Agreement, without first obtaining the approval of the Special Committee. In the event the Special Committee ceases to exist, any consents, determinations, actions or other rights or obligations afforded to the Special Committee shall be afforded to a majority of the remaining independent and disinterested members of the Board of the Directors of the Company.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

KIDPIK CORP.

By:	/s/ Jill Pasechnick
Name:	Jill Pasechnick
Title:	Chief Accounting Officer

KIDPIK MERGER SUB, INC.

By:	/s/ Jill Pasechnick
Name:	Jill Pasechnick
Title:	Chief Accounting Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NINA FOOTWEAR CORP.

By:	/s/ Ezra Dabah
Name:	Ezra Dabah
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company or any of its Affiliates, on the one hand, or Parent or any of its Affiliates, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal; provided, however, that the term “Acquisition Inquiry” shall not include the Merger or the other Contemplated Transactions.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(i)	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(ii)	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the corollary terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

Exhibit A
i

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in the first sentence of Section 2.6(a) and Section 2.6(c).

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Common Stock Exchange Ratio” equals the number, rounded to the nearest thousandths place, equal to (1) (a) the number of shares of Parent Common Stock outstanding on the Closing Date, immediately prior to the Closing, divided by 0.20, minus (b) the number of shares of Parent Common Stock outstanding on the Closing Date, divided by (c) the number of shares of Company Capital Stock outstanding on the Closing Date, immediately prior to the Closing.

“Company Contract” means any Contract: (a) to which Company or any of its Subsidiaries is a party; (b) by which Company or any of its Subsidiaries or any Company IP or any other asset of Company or its Subsidiaries is or may become bound or under which Company or any of its Subsidiaries have, or may become subject to, any obligation; or (c) under which Company or any of its Subsidiaries have or may acquire any right or interest.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1 (Due Organization; Subsidiaries), 2.3 (Authority; Binding Nature of Agreement), 2.4 (Vote Required), 2.6 (Capitalization) and 2.20 (No Financial Advisors).

Exhibit A
ii

“Company IP” means all Intellectual Property Rights that are owned or co-owned or purported to be owned or co-owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and any of its Subsidiaries taken as a whole, including any Effect, individually or together with other Effects, arising or resulting from the following: (a) general business, political or economic conditions generally affecting the industry in which the Company or any of its Subsidiaries operates, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including any evolutions or mutations of COVID-19) and related or associated epidemics, disease outbreaks or quarantine restrictions, or (c) material negative changes in financial, banking or securities markets. For the avoidance of doubt, the provisions contained in Section 6.10 of this Agreement shall not constitute a Company Material Adverse Effect.

“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) calendar days after Parent so requests in writing (it being understood that the Company Board will have no obligation to make such reaffirmation on more than two (2) separate occasions); (c) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (d) following the date of this Agreement, the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (e) Company or any director or officer of Company shall have willfully and intentionally breached the provisions set forth in Section 4.5 of this Agreement; (e) the occurrence of a Company Material Adverse Effect; or (g) any of the conditions precedent to the obligations of the Parties as set forth in ARTICLE VI have occurred and such condition is unable to be cured prior to the End Date, unless the reason for the failure of such condition to occur is attributable to a failure on the part of the Parent or its Subsidiaries to perform any material obligation required to be performed by the Parent or its Subsidiaries pursuant to this Agreement at or prior to the Closing. For the avoidance of doubt, the provisions contained in Section 6.10 of this Agreement shall not constitute a Company Triggering Event.

“Company Unaudited Interim Balance Sheet” means the unaudited balance sheet of the Company for the period ended September 30, 2023 provided to Parent prior to the date of this Agreement.

“Company’s Knowledge” means the actual knowledge of Ezra Dabah and such knowledge as such Persons would reasonably be expected to have obtained in the ordinary course of their performance of their employment or consulting duties to the Company (after due inquiry).

Exhibit A
iii

“Confidentiality Agreement” means the Non-Disclosure Agreement, effective as of December 21, 2023 between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions and actions contemplated by this Agreement.

“Contract” means, with respect to any Person, any agreement, contract, understanding, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature, whether written or oral, to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“COVID-19” means the novel coronavirus (the SARS-CoV-2 virus) and variants thereof.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance or development.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

Exhibit A
iv

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the U.S. Foreign Corrupt Practices Act.

“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including Nasdaq).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof and petroleum products or by-products.

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

Exhibit A
v

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Merger Consideration” means, on a per share basis, the number of shares of Parent Common Stock issuable in exchange for each share of Company Capital Stock, as applicable, in accordance with Section 1.5(a).

“Merger Sub Board” means the board of directors of Merger Sub.

“Name Change Amendment” means a Certificate of Amendment to the Parent’s Certificate of Incorporation, as amended and restated, to approve a change in the name of the Parent to “Nina Holding Corp.”

“Nasdaq” means the Nasdaq Capital Market.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its and its Subsidiaries’ normal operations and consistent with its and its Subsidiaries’ past practices; provided, however, that the Ordinary Course of Business of each Party shall also include any actions expressly required by this Agreement.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

Exhibit A
vi

“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Tax authority (including IRS Notice 2020-65)), and any other similar or additional U.S. federal, state, or local or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent Associate” means any current or former employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the unaudited balance sheet of Parent as of September 30, 2023 included in Parent’s Report on Form 10-Q for the quarterly period ended September 30, 2023, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Sub set forth in the first sentence of Section 3.6(a) and the first sentence of Section 3.6(c).

“Parent Change in Circumstance” means any development or change in circumstance (other than any such development or change in circumstance related to (A) the entry by Parent into this Agreement or the pendency of the Contemplated Transactions, (B) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (C) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Parent Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (C) may be considered and taken into account to the extent not otherwise excluded by this definition)) that (1) materially affects the business, assets or operations of Parent and that occurs or arises after the date of this Agreement and (2) was not known or reasonably foreseeable to the Parent Board or the officers of Parent on the date of this Agreement.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party; (b) by which Parent or any Parent IP or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

Exhibit A
vii

“Parent Equity Incentive Plan” means Parent’s First Amended and Restated 2021 Equity Incentive Plan.

“Parent ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with Parent as a single employer within the meaning of Section 414 of the Code.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 3.1 (Due Organization; Subsidiaries), 3.3 (Authority; Binding Nature of Agreement), 3.4 (Vote Required), 3.6 (Capitalization) and 3.20 (No Financial Advisors).

“Parent IP” means all Intellectual Property Rights that are owned or co-owned or purported to be owned or co-owned by Parent.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent, and any of its Subsidiaries taken as a whole including any Effect, individually or together with other Effects, arising or resulting from the following: (a) general business, political or economic conditions generally affecting the industry in which Parent operates, (b) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics (including any evolutions or mutations of COVID-19) and related or associated epidemics, disease outbreaks or quarantine restrictions, (c) material negative changes in financial, banking or securities markets, (d) a material negative change in the stock price or trading volume of Parent Common Stock, or (e) the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent (it being understood, however, that any Effect causing or contributing to the failure of Parent to meet internal or analysts’ expectations or projections or the results of operations of Parent may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition).

“Parent Options” means options or other rights to purchase shares of Parent Common Stock issued by Parent.

“Parent Plan” means the Parent Equity Incentive Plan.

“Parent Plan Increase” means an increase in the number of shares of Parent Common Stock eligible to be issued under the Parent Plan to allow for the issuance of future awards to Company employees, to the extent any such increase is deemed necessary or warranted, in the mutual determination of the Parent Board and Company Board.

Exhibit A
viii

“Parent RSUs” means any restricted stock unit award granted pursuant to the Parent Plan or otherwise.

“Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation or shall have made a Parent Board Adverse Recommendation Change; (b) the Parent Board shall have failed to publicly reaffirm the Parent Board Recommendation within ten (10) calendar days after the Company so requests in writing (it being understood that the Parent Board will have no obligation to make such reaffirmation on more than two (2) separate occasions); (c) the Parent Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (d) following the date of this Agreement, Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement); (e) Parent or any director or officer of Parent shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.3 of this Agreement; (f) a Parent Material Adverse Effect shall have occurred; or (g) any of the conditions precedent to the obligations of the Parties as set forth in ARTICLE VI have occurred and such condition is unable to be cured prior to the End Date, unless the reason for the failure of such condition to occur is attributable to a failure on the part of the Company or its Subsidiaries to perform any material obligation required to be performed by the Company or its Subsidiaries pursuant to this Agreement at or prior to the Closing.

“Parent Warrants” means the warrants to purchase capital stock of Parent.

“Parent’s Knowledge” means the actual knowledge of Jill Pasechnick and such knowledge as such Persons would reasonably be expected to have obtained in the ordinary course of their performance of their employment duties to Parent (after due inquiry).

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Parent Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties subject thereto or materially impair the operations of the Company or Parent or any of their Subsidiaries, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property Rights granted by the Company or Parent or any of their Subsidiaries, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property Rights subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

Exhibit A
ix

“Person” means any individual, Entity or Governmental Body.

“Product” shall mean all products and services that: (a) is or was manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of the Company or the Parent, or any of their Subsidiaries, as applicable, as of the date of this Agreement; or (b) is currently under development by or for any of the Company or the Parent, or any of their Subsidiaries, as applicable (whether or not in collaboration with another Person).

“Proxy Statement” means the definitive proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting.

“Reference Date” means March 29, 2024.

“Registered IP” means all Intellectual Property Rights that are registered or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names, and all applications for any of the foregoing.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Reverse Stock Split” means any reverse stock split of the Parent’s outstanding Parent Common Stock, required, or deemed necessary by the Parent Board, in order for the Parent to regain compliance with the minimum bid price requirement of the Nasdaq Capital Market, pursuant to the authority provided to the Board of Directors at the Annual Meeting of Stockholders held on June 19, 2023.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Representation Agreement” shall mean each Stockholder Representation Agreement, to be entered into as of the Closing Date, by and between Parent and a Company stockholder in the form attached as Exhibit B hereto.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

Exhibit A
x

“Subsidiary” means, an Entity of a Person that such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity; which entity is material to the Person’s business operations and the absence of which would cause a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 80% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; (b) is not subject to any financing condition (and if financing is required, such financing is fully committed); and (c) is on terms and conditions that the Parent Board determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the Company to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, are more favorable, from a financial point of view, to Parent’s stockholders than the terms of the Contemplated Transactions.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law.

“Tax” means any federal, state, local, foreign or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, escheat, unclaimed property, customs duty, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security, disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties, fees, assessments or governmental charges, surtaxes or deficiencies thereof in the nature of a tax, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

Exhibit A
xi

“Transaction Expenses” means, with respect to each Party, all fees and expenses incurred by such Party at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants and the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such Party in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions (including in connection with any stockholder litigation relating to this Agreement or any of the Contemplated Transactions), including finders’ fees; (b) fees paid to the SEC in connection with filing the Proxy Statement, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (d) the fees and expenses payable to Nasdaq in connection with the Nasdaq Listing Application (if any); (e) any bonus, severance, change-in-control or retention payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the Closing) that become due or payable to any director, officer, employee or consultant of such Party in connection with the consummation of the Contemplated Transactions; and (f) any notice payments, change-of-control payments, fines or other payments to be made in connection with terminating any existing Contract.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“Unanimously” means, with respect to Parent Board, the directors of Parent other than Ezra Dabah and with respect to the Company Board, means all of the directors of the Company.

“2012 Merger Agreement” means that certain Agreement and Plan of Merger by and among Ezra Dabah, Eve Jasmine Yagoda, Joia Kazam, Moshe Dabah, Chana Dabah, Yaacov Dabah, Ezrani Corp., Nina Footwear Corp., Stanley Silverstein and The Estate of Murray Silver dated as of May 29, 2012.

“2012 Merger Agreement Change of Control and IPO Provisions” means all of the terms and conditions of the 2012 Merger Agreement which would trigger the payment of any amounts or payables to any Person, as a result of the Merger, or an initial public offering of the Company, which for the sake of clarity represent Sections 7.9(a)(i) and (ii) of the 2012 Merger Agreement.

Exhibit A
xii